Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF AUGUST 1, 2018

AMONG

INLAND REAL ESTATE INCOME TRUST, INC.

AS BORROWER,

KEYBANK NATIONAL ASSOCIATION

AS ADMINISTRATIVE AGENT,

KEYBANC CAPITAL MARKETS INC.

AS JOINT LEAD ARRANGER,

PNC CAPITAL MARKETS LLC

AS JOINT LEAD ARRANGER,

MERRILL LYNCH PIERCE, FENNER & SMITH INCORPORATED

AS JOINT LEAD ARRANGER,

PNC BANK, N.A.

AS CO-SYNDICATION AGENT,

BANK OF AMERICA, N.A.

AS CO-SYNDICATION AGENT,

FIFTH THIRD BANK
AS CO-DOCUMENTATION AGENT

SANTANDER BANK, N.A.
AS CO-DOCUMENTATION AGENT

AND

THE OTHER LENDERS
FROM TIME TO TIME PARTIES HERETO

Table of Contents

Page

ARTICLE I. DEFINITIONS	1
ARTICLE II. THE CREDIT	36
2.1. Loans	36
2.2. Ratable and Non Ratable Advances	38
2.3. Periodic Principal Payments	39
2.4. Final Principal Payment	40
2.5. Unused Revolver Fee; Facility Fee	40
2.6. Other Fees	41
2.7. Minimum Amount of Each Revolving Credit Facility Advance	41
2.8. Method of Selecting Types and Interest Periods for New Advances	41
2.9. Conversion and Continuation of Outstanding Advances	42
2.10. Changes in Interest Rate, Etc.	43
2.11. Rates Applicable After Default	43
2.12. Method of Payment	44
2.13. Notes; Telephonic Notices	44
2.14. Interest Payment Dates; Interest and Fee Basis	45
2.15. Notification of Advances, Interest Rates and Prepayments	45
2.16. Swingline Advances	45
2.17. Lending Installations	46
2.18. Non-Receipt of Funds by the Administrative Agent	47
2.19. Replacement of Lenders under Certain Circumstances	47
2.20. Usury	48
2.21. Extension of Revolving Credit Termination Date	49
2.22. Termination of Revolving Credit Commitments	49
2.23. Increase in Commitment	50
2.24. Unencumbered Properties	55
2.25. Inability to Determine Interest Rate	57
ARTICLE IIA LETTER OF CREDIT SUBFACILITY	59
2A.1 Obligation to Issue	59
2A.2 Types and Amounts	59
2A.3 Conditions	60
2A.4 Procedure for Issuance of Facility Letters of Credit	61
2A.5 Reimbursement Obligations; Duties of Issuing Bank	62
2A.6 Participation	62
2A.7 Payment of Reimbursement Obligations	64
2A.8 Compensation for Facility Letters of Credit	65
2A.9 Letter of Credit Collateral Account	66
ARTICLE III. CHANGE IN CIRCUMSTANCES	66
3.1. Yield Protection	66
3.2. Changes in Capital Adequacy Regulations	67
3.3. Availability of Types of Advances	68
3.4. Funding Indemnification	68
3.5. Taxes	68
3.6. Lender Statements; Survival of Indemnity	72

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ARTICLE IV. CONDITIONS PRECEDENT	72
4.1. Initial Advance	72
4.2. Each Advance and Issuance	75
ARTICLE V. REPRESENTATIONS AND WARRANTIES	76
5.1. Existence	76
5.2. Authorization and Validity	76
5.3. No Conflict; Government Consent	77
5.4. Financial Statements; Material Adverse Effect	77
5.5. Taxes	77
5.6. Litigation	78
5.7. Subsidiaries	78
5.8. ERISA	78
5.9. Accuracy of Information	78
5.10. Regulations of the Board	79
5.11. Material Agreements	79
5.12. Compliance With Laws	79
5.13. Ownership of Properties	79
5.14. Investment Company Act	79
5.15. Solvency	80
5.16. Insurance	80
5.17. REIT Status	81
5.18. Environmental Matters	81
5.19. Sanctions Laws and Regulations	82
5.20. Unencumbered Properties	82
5.21. Beneficial Ownership Certification	82
ARTICLE VI. COVENANTS	83
6.1. Financial Reporting	83
6.2. Use of Proceeds	85
6.3. Notice of Default	85
6.4. Conduct of Business	85
6.5. Taxes	86
6.6. Insurance	86
6.7. Compliance with Laws	86
6.8. Maintenance of Properties	86
6.9. Inspection	86
6.10. Maintenance of Status	86
6.11. Dividends; Distributions; Redemptions	87
6.12. [Intentionally Deleted]	87
6.13. Plan Assets	87
6.14. Liens	87
6.15. Affiliates	88
6.16. Consolidated Tangible Net Worth	88
6.17. Indebtedness and Cash Flow Covenants	88
6.18. Environmental Matters	89
6.19. Permitted Investments	90

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6.20. Negative Pledges	91
6.21. Subsidiary Guaranty	91
6.22. Subordination of Advisor’s Fees	92
6.23. Mergers, Consolidations and Sales of Assets	92
ARTICLE VII. DEFAULTS	93
ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	95
8.1. Acceleration	95
8.2. Amendments	96
8.3. Preservation of Rights	97
ARTICLE IX. GENERAL PROVISIONS	98
9.1. Survival of Representations	98
9.2. Governmental Regulation	98
9.3. [Intentionally Deleted].	98
9.4. Headings	98
9.5. Entire Agreement	98
9.6. Several Obligations; Benefits of the Agreement	98
9.7. Expenses; Indemnification	99
9.8. Numbers of Documents	100
9.9. Accounting	100
9.10. Severability of Provisions	100
9.11. No Advisory or Fiduciary Responsibility	101
9.12. Choice of Law	101
9.13. Consent to Jurisdiction	102
9.14. Waiver of Jury Trial	102
9.15. Acknowledgment and Consent to Bail-In of EEA Financial Institutions	102
ARTICLE X. THE ADMINISTRATIVE AGENT	103
10.1. Appointment	103
10.2. Powers	103
10.3. General Immunity	103
10.4. No Responsibility for Loans, Recitals, etc.	104
10.5. Action on Instructions of Lenders	104
10.6. Employment of Agents and Counsel	104
10.7. Reliance on Documents; Counsel	104
10.8. Administrative Agent’s Reimbursement and Indemnification	105
10.9. Rights as a Lender	105
10.10. Lender Credit Decision	105
10.11. Successor Administrative Agent	106
10.12. Notice of Defaults	106
10.13. Requests for Approval	107
10.14. Defaulting Lenders	107
10.15. Additional Agents	108
ARTICLE XI. SETOFF; RATABLE PAYMENTS	108
11.1. Setoff	109
11.2. Ratable Payments	109

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ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	110
12.1. Successors and Assigns	110
12.2. Participations	111
12.3. Assignments	112
12.4. Dissemination of Information	113
12.5. Tax Treatment	113
12.6. Confidentiality	113
ARTICLE XIII. NOTICES	114
13.1. Giving Notice	114
ARTICLE XIV. PATRIOT ACT; BENEFICIAL OWNERSHIP REGULATION	114
ARTICLE XV. COUNTERPARTS	115
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EXHIBITS

EXHIBIT A	COMPLIANCE CERTIFICATE
EXHIBIT B	ASSIGNMENT AGREEMENT
EXHIBIT C-1	LIST OF INITIAL SUBSIDIARY GUARANTORS
EXHIBIT C-2	LIST OF SPECIFIED SUBSIDIARIES
EXHIBIT D	SUBSIDIARY GUARANTY
EXHIBIT E	[RESERVED]
EXHIBIT F	BORROWING NOTICE
EXHIBIT G	APPLICABLE MARGIN
EXHIBIT H-1	LIST OF INITIAL UNENCUMBERED PROPERTIES
EXHIBIT H-2	LIST OF SPECIFIED UNENCUMBERED PROPERTIES
EXHIBIT I	FORM OF NOTE
EXHIBIT J	FORM OF AMENDMENT REGARDING INCREASE
EXHIBIT K	SUBORDINATION AGREEMENT
SCHEDULE 1.1	COMMITMENTS
SCHEDULE 5.6	LITIGATION
SCHEDULE 5.7	SUBSIDIARIES OF BORROWER
SCHEDULE 5.18	ENVIRONMENTAL MATTERS

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AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (the “Agreement”) dated as of August 1, 2018, among Inland Real Estate Income Trust, Inc., a corporation organized under the laws of the State of Maryland (the “Borrower”), KeyBank National Association, a national banking association, and the several other banks, financial institutions and entities from time to time parties to this Agreement (collectively, the “Lenders”), and KeyBank National Association, not individually, but as “Administrative Agent”, amends and restates that certain Credit Agreement dated as of September 30, 2015, among the Borrower, certain of the Lenders, and KeyBank National Association as Administrative Agent, as amended by that certain Amendment Regarding Increase dated as of January 21, 2016, that certain Second Amendment to Credit Agreement dated as of October 25, 2016 and that certain Third Amendment to Credit Agreement dated as of April 17, 2017 (collectively, the “Original Credit Agreement”).

RECITALS

A.       The Borrower is primarily engaged in the business of purchasing, owning, operating and leasing commercial real estate properties.

B.       The Borrower has requested that the Administrative Agent and the Lenders enter into this Agreement to amend and restate the Original Credit Agreement, which provided only an unsecured revolving credit facility to Borrower, to add two term loan facilities and to make certain other changes to the terms and conditions of the Original Credit Agreement. The Administrative Agent and the Lenders have agreed to do so, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement:

“ABR Applicable Margin” means, as of any date, the Applicable Margin used to determine the Floating Rate as determined from time to time in accordance with the definition of “Applicable Margin”.

“Adjusted EBITDA” means, as of any date, an amount equal to the Adjusted NOI for the most recent four (4) fiscal quarters of the Borrower for which financial results have been reported, as adjusted by (i) adding thereto interest income and dividend income on Marketable Securities (but only to the extent dividend income does not constitute more than ten percent (10%) of total Adjusted EBITDA), (ii) deducting therefrom any income attributable to Excluded Tenants; (iii) adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets, extraordinary items, impairment and other non-cash charges, depreciation, amortization, interest expenses, taxes; (iv) [reserved]; (v) adding thereto, without duplication, the Consolidated Group Pro Rata Share of the aggregate Net Operating Income for such period from Projects owned by Investment Affiliates at the end of such period, adjusted in the manner set forth in clauses (i) through (iv) of this sentence, and (vi) deducting therefrom the Borrower’s actual general and administrative expenses and asset management fees.

“Adjusted NOI” means with respect to any Project for any period, Net Operating Income of such Project for such period less the applicable Capital Reserves; provided, however, that in determining the Net Operating Income for any Project with an Excluded Tenant Replacement for purposes of this definition of “Adjusted NOI”, the Net Operating Income from such Excluded Tenant Replacement shall be calculated as follows:

(i)        with respect to any Excluded Tenant Replacement that has been paying rent and in occupancy of its space formerly leased (in whole or in part) to an Excluded Tenant at such Project for less than a full calendar quarter for which Borrower’s financial results have been reported, but is an Excluded Tenant Replacement as of the end of such calendar quarter, the Net Operating Income from such Excluded Tenant Replacement shall be the pro forma Net Operating Income expected from such Excluded Tenant Replacement for the next calendar quarter, annualized,

(ii)        with respect to any Excluded Tenant Replacement that has been paying rent and in occupancy of its space formerly leased (in whole or in part) to an Excluded Tenant at such Project for at least one full calendar quarter for which Borrower’s financial results have been reported but less than two full calendar quarters for which Borrower’s financial results have been reported, the Net Operating Income from such Excluded Tenant Replacement shall be the Net Operating Income from such Excluded Tenant Replacement for such first full calendar quarter, annualized,

(iii)        with respect to any Excluded Tenant Replacement that has been paying rent and in occupancy of its space formerly leased (in whole or in part) to an Excluded Tenant at such Project for at least two full calendar quarters for which Borrower’s financial results have been reported but less than three full calendar quarters for which Borrower’s financial results have been reported, the Net Operating Income from such Excluded Tenant Replacement shall be the sum of the Net Operating Income from such Excluded Tenant Replacement for such two full calendar quarters, annualized,

(iv)        with respect to any Excluded Tenant Replacement that has been paying rent and in occupancy of its space formerly leased (in whole or in part) to an Excluded Tenant at such Project for at least three full calendar quarters for which Borrower’s financial results have been reported but less than four calendar quarters for which Borrower’s financial results have been reported, the Net Operating Income from such Excluded Tenant Replacement shall be the sum of the Net Operating Income from such Excluded Tenant Replacement for such three full calendar quarters, annualized, and

(v)        with respect to any Excluded Tenant Replacement that has been paying rent and in occupancy of its space formerly leased (in whole or in part) to an Excluded Tenant at such Project for at least four calendar quarters for which Borrower’s financial results have been reported, the Net Operating Income from such Excluded Tenant Replacement shall thereafter be the Net Operating Income from such Excluded Tenant Replacement for such four calendar quarters.

“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing under the Revolving Credit Facility, Term Loan A Facility or Term Loan B Facility hereunder consisting of the aggregate amount of such several Loans made by one or more of the Lenders to the Borrower of the same Type and, in the case of LIBOR Rate Advances, for the same Interest Period, including for the Revolving Credit Facility, Swingline Advances.

“Advisor” means IREIT Business Manager & Advisor, Inc., in its capacity as advisor to the Borrower or any of its successors or assigns in such capacity.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. In no event shall the Administrative Agent be deemed to be an Affiliate of the Borrower.

“Aggregate Commitment” means, as of any date, the aggregate of the then-current Commitments of all the Lenders, as such amounts may be increased or decreased hereafter in accordance with Section 2.22 and Section 2.23 hereof.

“Aggregate Revolving Credit Commitment” means, as of any date, the aggregate of the then-current Revolving Credit Commitments of all the Lenders, which, as of the date hereof, equal $200,000,000, as such amounts may be increased or decreased hereafter in accordance with Section 2.22 and Section 2.23 hereof.

“Agreement” is defined in the Preamble hereto.

“Agreement Effective Date” means the date this Agreement has been fully executed and delivered by the Borrower and the Lenders and the initial Advance hereunder has been made.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of Federal Funds Effective Rate for such day plus 0.5% per annum, and (iii) the sum of the LIBOR Base Rate that would apply to a one month Interest Period beginning on such day, plus 1.00% per annum.

“Applicable Margin” means the applicable margin set forth in the pricing schedule contained in Exhibit G used in calculating the interest rate applicable to the various Types of Advances, subject to the conditions set forth in Exhibit G with respect to the effective date of changes in such applicable margins.

“Approved Bank” means any bank, finance company, insurance company or other financial institution (a) which has (i)(x) a minimum net worth of $500,000,000 and/or (y) total assets of $10,000,000,000, and (ii) a minimum long-term debt rating of (x) BBB+ or higher by S&P, and (y) Baa1 or higher by Moody’s, or (b) which is approved by the Administrative Agent, which approval shall not be unreasonably withheld.

“Arrangers” means, collectively, Keybanc Capital Markets Inc., PNC Capital Markets LLC and Merrill Lynch Pierce Fenner & Smith Incorporated, in their capacity as joint lead arrangers.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the President, Chief Executive Officer, Chief Accounting Officer, Chief Financial Officer, Chief Operating Officer, Secretary, Treasurer, Vice President or Assistant Secretary, or any equivalent officer, of Borrower, acting singly.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” means Inland Real Estate Income Trust, Inc., a corporation organized under the laws of the State of Maryland, and its permitted successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio, and New York, New York for the conduct of substantially all of their commercial lending activities.

“Capital Reserves” means for any period of four (4) consecutive fiscal quarters, an amount equal to $0.15 per square foot for improved commercial real estate Projects. If the term Capital Reserves is used without reference to any specific Project, then the amount shall be determined on an aggregate basis with respect to all Projects of the Consolidated Group and the Consolidated Group Pro Rata Share of all improved commercial real estate Projects of all Investment Affiliates. The Capital Reserves shall be calculated based on the total square footage of the Projects owned (or ground leased) at the end of the applicable fiscal quarter.

“Capitalization Rate” means 6.75%.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means, as of any date:

(i)            securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii)           mutual funds organized under the United States Investment Company Act of 1940, as amended, rated AAm or AAm-G by S&P and P-1 by Moody’s;

(iii)          certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-2 by S&P and not less than P-2 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv)         certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-2 by S&P, and not less than P-2 by Moody’s and which has a long term unsecured debt rating of not less than BBB+ by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v)          bonds or other obligations having a short term unsecured debt rating of not less than A-2 by S&P and P-2 by Moody’s and having a long term debt rating of not less than BBB+ by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi)         repurchase agreements issued by an entity rated not less than A-2 by S&P, and not less than P-2 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii)        short term promissory notes rated not less than A-2 by S&P, and not less than P-2 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii)       commercial paper (having original maturities of not more than 365 days) rated at least A-2 by S&P and P-2 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least BBB+ by Moody’s.

“Change in Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Borrower’s Equity Interests representing more than twenty-five percent (25%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; provided however, that Persons acquiring Equity Interests of Borrower from Borrower in connection with an acquisition or other transaction with Borrower, without any agreement among such Persons to act together to hold, dispose of, or vote such shares following the acquisition of such shares, shall not be considered a “group” for purposes of this clause (i); or (ii) any change in the majority of the Board of Directors or Board of Trustees of Borrower during any twelve (12) month period, excluding any new directors or trustees whose election by such Board or whose nomination for election by the holders of Borrower’s Equity Interests was approved by a vote of a majority of the directors or trustees then still in office who were either directors or trustees at the beginning of such period or whose election or nomination for election was previously so approved. Notwithstanding anything herein to the contrary, an internalization of the management of the Borrower through a termination of the Business Management Agreement between the Borrower and the Advisor and/or a termination of the Property Management Agreement between the Borrower and the Property Manager will not constitute a “Change in Control”. Notwithstanding anything in this definition to the contrary, the listing of the Equity Interests in the Borrower on a national stock exchange shall not per se constitute a Change in Control.

“CMBS” means commercial mortgage-backed securities representing ownership interests in pools of mortgage loans secured by income-producing properties.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means with respect to each Lender, the aggregate of (a) the Revolving Credit Commitment of such Lender, (b) the Term Loan A Commitment of such Lender and (c) the Term Loan B Commitment of such Lender.

“Commitment Increase” means an increase in the Aggregate Revolving Credit Commitment, the Term Loan A Commitments and/or the Term Loan B Commitments pursuant to Section 2.23.

“Commitment Increase Date” is defined in Section 2.23(c).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Debt Service” means, for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Total Indebtedness taken into account in calculating Consolidated Interest Expense which were required to be made during such period (excluding optional, balloon and temporary amortization principal payments) plus (c) a percentage of scheduled principal payments by any Investment Affiliate on Indebtedness of such Investment Affiliate taken into account in calculating Consolidated Interest Expense which were required to be made during such period (excluding optional, balloon and temporary amortization principal payments), equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.

“Consolidated Group” means the Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total economic ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the percentage of the total then-current value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.

“Consolidated Interest Expense” means, on any date of determination, the sum of (a) the Consolidated Group’s total interest expense incurred (in accordance with GAAP) for the most recent four (4) fiscal quarters for which financial results of the Borrower have been reported, including capitalized interest (but excluding interest funded under a construction loan), plus (b) the Consolidated Group Pro Rata Share of total interest expense incurred (in accordance with GAAP) by its Investment Affiliates for such period. Interest Expense shall exclude the effect of any mark to market of assumed debt pursuant to ASC 820 or ASC 805.

“Consolidated Tangible Net Worth” means, as of any date of determination, an amount equal to (a) Gross Asset Value as of such date minus (b) Consolidated Total Indebtedness as of such date.

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group in existence on such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate outstanding on such date other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.

“Construction-in-Progress” means, as of any date, for the Consolidated Group, the sum of all cash expenditures for land and improvements (including indirect costs internally allocated and development costs) in accordance with GAAP on Projects that are under construction or with respect to which construction is reasonably scheduled to commence within twelve (12) months of such date. For the purposes of calculating Construction-in-Progress of the Consolidated Group with respect to Projects under construction by Investment Affiliates, the Construction-in-Progress of the Consolidated Group on account thereof shall be the lesser of (a) the Investment of the Consolidated Group in the applicable Investment Affiliate or (b) the applicable Consolidated Group Pro Rata Share of such Investment Affiliate times such Investment Affiliate’s cash expenditures for such Construction-in-Progress. A Project shall be considered Construction-in-Progress only until the first to occur of (i) the one year anniversary of substantial completion of such Project and (ii) the first day of the first fiscal quarter following the fiscal quarter in which such Project achieves 85% physical occupancy.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article VII.

“Defaulting Lender” means, subject to Section 10.14, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become a subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.11 which shall mean that (i) each LIBOR Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

“Departing Lender” is defined in Section 2.19.

“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; (c) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Dividend Payout Ratio” means, for any given period of time for any Person, the ratio of (a) an amount equal to (i) 100% of all cash dividends or other distributions made in cash, direct or indirect, on account of any Equity Interest of such Person during such period, less, without duplication, (x) any amount of such dividends or distributions constituting Dividend Reinvestment Proceeds, and (y) any amount of such dividends or distributions constituting Preferred Dividends, to (b) ninety-five percent (95%) of Funds From Operations of such Person for such period, provided however that, in calculating the amount under preceding clause (a)(i), there shall be excluded from such clause (a)(i) the aggregate cash payments made for common share repurchases or redemptions during such period to the extent that such excluded cash payments do not exceed the aggregate Dividend Reinvestment Proceeds for such period, and only the cash payments in excess of such Dividend Reinvestment Proceeds shall be included in calculating such amount under clause (a)(i).

“Dividend Reinvestment Proceeds” means all dividends or other distributions, direct or indirect, on account of any Equity Interest of any Person which any holder(s) of such Equity Interest directs to be used, concurrently with the making of such dividend or distribution, for the purpose of purchasing for the account of such holder(s) additional Equity Interests in such Person or its subsidiaries.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Economically Occupied” means, as of any date with respect to any space in any Project, that such space is then subject to a binding and enforceable lease with a tenant which (i) is not an Affiliate of the Borrower, (ii) took initial occupancy of the demised premises (even if such demised premises are then vacant), (iii) is not an Excluded Tenant and (iv) is not more than thirty (30) days delinquent in payment of rent under such lease.

“Eligible Ground Lease” means an unsubordinated ground lease as to which no default has occurred and is continuing beyond the expiration of any applicable grace or cure period containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the date the applicable Project was added to the Unencumbered Pool; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so and (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease.

“Eligible Unencumbered Property” means any stabilized commercial property located in the United States which, as of any date of determination, (a) is wholly owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower, in fee simple, or leased by the Borrower or a Wholly-Owned Subsidiary of the Borrower pursuant to an Eligible Ground Lease, (b) is a retail Project, an anchored mixed use Project, or a triple net leased Project, (c) is not subject to any Liens securing Indebtedness or any other Liens (other than Permitted Liens) or claims (including restrictions on transferability or assignability) of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any such Wholly-Owned Subsidiary), (d) is not subject to any agreement which prohibits or limits the ability of the Borrower or any such Wholly-Owned Subsidiary to create, incur, assume or suffer to exist any Lien thereon or upon the Equity Interests of any such Wholly-Owned Subsidiary, (e) is not subject to any agreement (excluding refinancing commitments relating to an Unencumbered Property, which is expected to be released from the Unencumbered Pool within ninety (90) days after the date of determination) which entitles any Person to the benefit of any Lien (other than Liens in favor of Lenders and other Permitted Liens) thereon or upon the Equity Interests of any such Wholly-Owned Subsidiary or would entitle any Person to the benefit of any Lien thereon or on such Equity Interests upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), (f) is not the subject of any material environmental, title or structural issue, as evidenced by a certification of the Borrower and (g) which, when aggregated with all other Unencumbered Properties then included in the Unencumbered Pool will result in the Unencumbered Properties as a whole being at least 85% Economically Occupied. No such Project owned by a Wholly-Owned Subsidiary shall be deemed to be an Eligible Unencumbered Property unless (i) all Equity Interests of each entity in the chain of ownership between such Wholly-Owned Subsidiary and Borrower is not subject to any of the matters described in clauses (c), (d) or (e) of the preceding sentence, (ii) no bankruptcy or insolvency has occurred and is continuing with respect to such Wholly-Owned Subsidiary or any entity in the chain of ownership between such Wholly-Owned Subsidiary and Borrower, (iii) such Wholly-Owned Subsidiary has no Indebtedness (other than in favor of the Lenders or in favor of the Borrower or any of its Subsidiary Guarantors) and (iv) no such entity in the chain of ownership between such Wholly-Owned Subsidiary and Borrower has Indebtedness other than Indebtedness in favor of the Borrower or any of its Subsidiary Guarantors or Secured Indebtedness or

Guarantee Obligations relating solely to Secured Indebtedness of such entity’s other direct or indirect Subsidiaries. Notwithstanding the foregoing, the Required Lenders may, in their sole discretion, elect to approve the addition of any Project which does not meet all of the criteria set forth in the first sentence of this definition as an Eligible Unencumbered Property despite such failure.

“Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right to Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excluded Subsidiary” means, a Subsidiary which (A) owns Projects subject to Indebtedness and the terms of the loan documents for such Indebtedness preclude such Subsidiary from entering into the Subsidiary Guaranty, or (B) is an entity which owns only direct or indirect interests in Projects that are not Unencumbered Properties and that, in the aggregate, constitute less than 5% of Gross Asset Value.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee by such Subsidiary Guarantor of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee is or becomes illegal.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender and any United States federal withholding taxes imposed pursuant to FATCA.

“Excluded Tenants” means, as of any date, any tenant leasing space at one of the Projects that is subject to a voluntary or involuntary petition for relief under any federal or state bankruptcy codes or insolvency law unless such tenant’s lease obligations are guaranteed by an entity whose then current long-term, unsecured debt obligations are rated BBB- or above by S&P or Baa3 or above by Moody’s.

“Excluded Tenant Replacement” means a tenant under a lease with a term of at least three years who, pursuant to such lease, is paying rent and occupying space (in whole or in part) at a Project that was, prior to such Excluded Tenant Replacement taking possession of such space, most recently leased by an Excluded Tenant.

“Executive Order” has the meaning assigned to it in the definition of Sanctions Laws and Regulations.

“Facility” means, collectively, the Revolving Credit Facility, Term Loan A Facility and Term Loan B Facility.

“Facility Fee” is defined in Section 2.5(b).

“Facility Letter of Credit” means a Letter of Credit issued pursuant to Article IIA of this Agreement.

“Facility Letter of Credit Fee” is defined in Section 2A.8.

“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

“Facility Letter of Credit Sublimit” means $25,000,000.

“Facility Termination Date” means the Revolving Credit Termination Date (as the same may be extended pursuant to Section 2.21 hereof), Term Loan A Maturity Date, or Term Loan B Maturity Date, as the context shall require.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement with respect thereto.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Fee Letter” is defined in Section 2.6.

“Fitch” means Fitch Investor Services, Inc. and its successors.

“Fixed Charge Coverage Ratio” means, as of any date, (i) Adjusted EBITDA for the most recent four (4) fiscal quarters of the Borrower for which financial results have been reported divided by (ii) the Fixed Charges for such four (4) fiscal quarters.

“Fixed Charges” shall mean, as of any date, the sum of (i) Consolidated Debt Service for the most recent four (4) fiscal quarters of Borrower for which financial results have been reported, plus (ii) all Preferred Dividends payable in cash on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group with respect to the four (4) immediately preceding fiscal quarters of Borrower for which financial results have been reported.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or ABR Applicable Margin changes.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Funds From Operations” means, for a given period, an amount equal to the net income (or loss) of the Consolidated Group for such period, computed in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of assets, impairment and other non-cash charges, plus acquisition fees and costs, prepayment or defeasance costs, other one-time charges and real estate depreciation and amortization, and after adjustments for unconsolidated affiliates.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” means, as of any date of determination, the sum of all of the following of the Borrower and its Subsidiaries: (i) with respect to each stabilized Project owned by the Borrower or any Subsidiary for the most recent four (4) fiscal quarters of the Borrower for which financial results have been reported (A) the aggregate Adjusted NOI attributable to all such Projects which are then still owned by the Borrower or a member of the Consolidated Group divided by (B) the Capitalization Rate, plus (ii) with respect to all other Projects not so owned for such full period, but which are then still owned by the Borrower or a member of the Consolidated Group, the cost basis under GAAP of such Project, plus, without duplication, (iii) Construction-in-Progress then owned by a member of the Consolidated Group plus (iv) Unimproved Land to the extent owned by the Consolidated Group as of the end of the most recent fiscal quarter of the Borrower for which financial results have been reported (valued at GAAP book value), plus (v) Notes Receivable to the extent owned by the Consolidated Group as of the end of the most recent fiscal quarter of the Borrower for which financial results have been reported (valued at the lesser of book value and the outstanding principal balance under GAAP), plus (vi) Unrestricted Cash, Cash Equivalents and Marketable Securities owned by the Consolidated Group as of the end of the most recent fiscal quarter of the Borrower for which financial results have been reported, plus (vii) the applicable Consolidated Group Pro Rata Share of (A) Adjusted NOI for the most recent four (4) fiscal quarters of the Borrower for which financial results have been reported attributable to any Projects which are then still owned by an Investment Affiliate (excluding Adjusted NOI attributable to Projects not so owned for such entire four (4) fiscal quarter period) divided by (B) the Capitalization Rate, plus (viii) the applicable Consolidated Group Pro Rata Share of, the cost basis under GAAP of such Project, for any Projects then owned by an Investment Affiliate and first acquired by an Investment Affiliate on or after the first day of such period of four prior fiscal quarters, plus (ix) the applicable Consolidated Group share of Construction-in-Progress then owned by an Investment Affiliate, plus (x) the applicable Consolidated Group Pro Rata Share of Unimproved Land owned by Investment Affiliates as of the end of such most recent fiscal quarter (valued at undepreciated GAAP book value, after taking into account any impairments), plus (xi) the applicable Consolidated Group Pro Rata Share of Notes Receivable owned by Investment Affiliates as of the end of such most recent fiscal quarter (valued at the lesser of book value and the outstanding principal balance under GAAP), plus (xii) the applicable Consolidated Group Pro Rata Share of Unrestricted Cash, Cash Equivalents and Marketable Securities owned by Investment Affiliates as of the end of such most recent fiscal quarter. Assets which are pledged for Indebtedness that has been defeased will be excluded from Gross Asset Value.

“Guarantee Obligation” means, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (exclusive of contractual indemnities and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified) (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or guarantees by the Borrower of liabilities under any interest rate lock agreement utilized to facilitate Indebtedness of another member of the Consolidated Group or an Investment Affiliate. The amount of any Guarantee Obligation shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of Borrower. Notwithstanding anything contained herein to the contrary, neither guarantees of completion nor guaranties of Non-Recourse Carve-outs shall be deemed to be Guarantee Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty shall be deemed to be a Guarantee Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person, the amount of the guaranty shall be deemed to be 100% thereof except in circumstances where such other Person has pledged cash or Cash Equivalents to secure all or any part of such other Person’s guaranteed obligations, in which case the amount of such guaranty shall be reduced by the amount of such cash or Cash Equivalents, and (ii) in the case of a guaranty by a Person (whether or not joint and several) of an obligation which also constitutes Indebtedness of such Person, the amount of such guaranty shall be deemed to be only the guaranteed amount in excess of such Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, Guarantee Obligations shall be deemed not to include guarantees of unused commitments or of the repayment of construction loans to the extent that the proceeds thereunder have not yet been drawn. All matters constituting “Guarantee Obligations” shall be calculated without duplication.

“Increase Notice” has the meaning set forth in Section 2.23(a).

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business not more than 180 days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) all obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment (excluding agreements to purchase real estate in the ordinary course of business and agreements to consummate Permitted Investments), in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests); (g) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” and other similar exceptions to recourse liability until a claim is made with respect thereto and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of determined liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including without limitation, through an agreement to purchase property, securities, goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (h) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (i) such Person’s pro rata share of the Indebtedness (based, in the case of the Consolidated Group, upon the Consolidated Group’s Pro Rata Share of such Investment Affiliates) of any Affiliate of such Person which is not consolidated with such Person for financial reporting purposes; provided that Indebtedness that would otherwise meet one of the requirements above that has been defeased shall not be deemed Indebtedness. All such figures shall be adjusted to negate the effects of ASC 805.

“Interest Period” means with respect to each amount bearing interest at a LIBOR based rate, a period of one, two, three or six months commencing on a Business Day, as selected by Borrower; provided, however, that (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such Interest Period would otherwise end shall instead end on the last Business Day of such calendar month.

“Initial Unencumbered Properties” is defined in Section 2.24.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of such Person) in whom such first Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Investment Grade Rating” means either a rating of BBB- or better from S&P or a rating of Baa3 or better from Moody’s.

“Issuance Date” is defined in Section 2A.4(a)(2).

“Issuance Notice” is defined in Section 2A.4(c).

“Issuing Bank” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit. KeyBank shall be the sole Issuing Bank.

“Lenders” means the lending institutions listed on the signature pages of the Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to the Agreement.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 2A.9.

“Letter of Credit Request” is defined in Section 2A.4(a).

“Leverage Based Pricing Schedule” is defined in Exhibit G.

“Leverage Ratio” means the percentage obtained by dividing Consolidated Total Indebtedness by Gross Asset Value.

“LIBOR Applicable Margin” means, as of any date, the Applicable Margin used to determine the LIBOR Rate as determined from time to time in accordance with the definition of “Applicable Margin”.

“LIBOR Base Rate” means, with respect to a LIBOR Rate Advance for the relevant Interest Period, the London interbank offered rate administered by ICE Benchmark Administration Limited (to the extent necessary, rounded upwards to the nearest one one-hundredth of one percent (0.01%)) for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such ICE Benchmark Administration Limited LIBOR rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Administrative Agent’s relevant LIBOR Rate Loan and having a maturity equal to such Interest Period, provided, that, if any such LIBOR rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Rate” means, for any Interest Period, the sum of (A) the LIBOR Base Rate applicable thereto divided by one minus the then-current Reserve Requirement and (B) the LIBOR Applicable Margin in effect from time to time during such Interest Period, changing when and as the LIBOR Applicable Margin changes.

“LIBOR Rate Advance” means an Advance which bears interest at a LIBOR Rate.

“LIBOR Rate Loan” means a Loan which bears interest at a LIBOR Rate.

“Lien” means any lien (statutory or other), mortgage, pledge, negative pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Lien Properties” is defined in Section 2.24.

“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.

“Loan Documents” means the Agreement, the Notes, the Subsidiary Guaranty, the Subordination Agreement and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Management Fee” means, with respect to each Project for any period, an amount not to exceed the greater of (a) actual management fees payable with respect thereto and (b) three percent (3%) per annum on the aggregate base rent and percentage rent due and payable under leases at such Project. “Management Fee” shall exclude fees paid associated with the management of any construction projects and any leasing commissions paid with respect to any Project.

“Marketable Securities” means (i) investments in Equity Interests or debt securities issued by any Person (other than an Investment Affiliate) which are publicly traded on a national exchange, and (ii) CMBS rated BB or better by S&P, Ba2 or better by Moody’s, or BB or better by Fitch, excluding Cash Equivalents. The value of any such assets, for purposes hereof and as of any date, shall be the market value of such Marketable Securities.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or business of the Borrower and the Consolidated Group taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents in all material respects, or (iii) the validity or enforceability of any of the Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding substances of kinds and amounts ordinarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations or as inventory of tenants and otherwise in compliance with all Environmental Laws.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or in the Notes or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that such term shall not include any covenant, condition or restriction contained in any ground lease from a Governmental Authority (provided that the foregoing limitation shall not in any way waive or modify any of the conditions for qualification of a ground lease as an “Eligible Ground Lease” under the definition of such term).

“Net Operating Income” means, with respect any Project for any period, the sum of the following (without duplication): (a) rents and other revenues (including interest income) received in the ordinary course from such Project (excluding income from Excluded Tenants but, for the avoidance of doubt, including income from any and all Excluded Tenant Replacements) minus (b) all expenses paid or accrued related to the ownership, operating or maintenance of such Project, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Project, but specifically excluding general overhead expenses of the Borrower or any Subsidiary) minus (c) the Management Fee for such Property for such period. Net Operating Income will also be adjusted to remove any impact from straight line rents or from amortization of intangibles pursuant to ASC 805.

“Non-Recourse Carve-outs” is defined within the definition of “Non-Recourse Indebtedness”.

“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness for which the liability of such Person (except for liability for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate, including, without limitation, provisions converting such Indebtedness to recourse in connection with certain bankruptcy filings, transfer violations or other defaults (any such liability being referred to as “Non-Recourse Carve-outs”)) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of law.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” means a promissory note, in substantially the form of Exhibit I hereto duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment (which Note shall specify the type of Commitment as (a) the Revolving Credit Commitment of such Lender, (b) the Term Loan A Commitment of such Lender or (c) the Term Loan B Commitment of such Lender), including any amendment, modification, renewal or replacement of such promissory note.

“Note Receivable” means any Indebtedness owing to a member of the Consolidated Group which either is a recourse obligation of the obligor thereunder or is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness or by a pledge of ownership interests in such commercial real estate and, in each case, which has been designated by the Borrower as a “Note Receivable” in its most recent compliance certificate.

“Notice” is defined in Article 13.

“Notice of Assignment” is defined in Section 12.3(b).

“Obligations” means the Advances, the Facility Letter of Credit Obligations and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents, provided, however, that the definition of ‘Obligations’ shall not include any guarantee by any Subsidiary Guarantor of any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Borrower’s report on Form 10-Q or Form 10-K (or its equivalents) which Borrower is required to file with the U.S. Securities and Exchange Commission or would be required to file if it were subject to the jurisdiction of the U.S. Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“One Day LIBOR Rate” means, with respect to Swingline Advances only, for any day, the sum of (A) an interpolated rate, as determined by the Swingline Lender in its sole discretion for such day, equal to the LIBOR Base Rate that would apply to an Interest Period of one day plus (B) the LIBOR Applicable Margin.

“Original Credit Agreement” is defined in the Preamble hereto.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Facility Amount” means, at any time, the sum of all then outstanding Advances and Facility Letter of Credit Obligations.

“Outstanding Revolving Credit Amount” means, at any time, the sum of all then outstanding Advances under the Revolving Credit Facility and Facility Letter of Credit Obligations.

“Participants” is defined in Section 12.2.1.

“Payment Date” means, with respect to the payment of interest accrued on any Advance, (x) in the case of any Floating Rate Advance, the first day of each calendar month and (y) in the case of any LIBOR Rate Advance, the last day of each Interest Period therefor; provided, however, that if any Interest Period for a LIBOR Rate Advance exceeds three (3) months, interest shall be payable with respect to such LIBOR Rate Advance in arrears in three-month intervals on the last day of each such three-month interval during the term of such Advance.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means, as of any date for each Lender, the percentage of the Aggregate Commitment which is represented by such Lender’s Commitment, or if the Commitments have been terminated, the percentage of the total Outstanding Facility Amount which is represented by such Lender’s outstanding Loans, outstanding participations in Facility Letter of Credit Obligations and obligations with respect to outstanding Swingline Advances.

“Permitted Investments” are defined in Section 6.19.

“Permitted Liens” means (a) Liens for taxes, assessments or governmental charges or levies on a Project if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books; (b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books and there is no risk of loss, forfeiture, or sale of any interest in a Project during the pending of such proceeding; (c) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (d) easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the same or materially and adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries; (e) the rights of tenants under leases or subleases at a Project not interfering with the ordinary conduct of business of the owner of such Project; (f) Liens securing judgments that do not otherwise give rise to a Default or Unmatured Default; (g) utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (h) Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount), provided that (l) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ll) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (lll) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to a Default or Unmatured Default.

“Person” means any natural person, corporation, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Assets” means the assets of an employee benefit plan within the meaning of 29 C.F.R. 2510.3-101.

“Preferred Dividends” means, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by Administrative Agent or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

“Pro Forma Calculations” is defined in Section 2.24(c).

“Project” means any real estate asset located in the United States owned by the Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated as a commercial property allowable under the Permitted Investments definition.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Property Manager” means Inland Commercial Real Estate Services LLC, in its capacity as property manager for the Borrower or any of its successors or assigns in such capacity.

“Purchasers” is defined in Section 12.3(a).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as such an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratings Based Pricing Schedule” is defined in Exhibit G.

“Record” means the grid attached to any Note (which, pursuant to and in accordance with Section 2.13, each Lender is authorized to complete), or the continuation of such grid, or any other similar record, including computer records, maintained by the Administrative Agent with respect to any Loan referred to in such Note.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group for borrowed money with respect to which the liability of the obligor for payment is not limited to the obligor’s interest in specified assets securing such Indebtedness (either contractually or by virtue of the fact that such obligor owns no material assets other than those securing such Indebtedness), provided, however, that the existence of personal recourse of such obligor or others for any such Indebtedness on account of Non-Recourse Carve-outs shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness. For purposes of the foregoing and for the avoidance of doubt, (a) if the Indebtedness is partially guaranteed then the portion of such Indebtedness that is not so guaranteed shall still not constitute Recourse Indebtedness if it otherwise satisfies the requirements in this definition, (b) if the liability of a guarantor under any such guaranty is itself limited solely to specific assets of such guarantor then such Indebtedness shall only constitute Recourse Indebtedness by virtue of such guaranty to the extent of then-current value of such specified assets of such guarantor and (c) if such obligor is acting as a guarantor of Indebtedness for purposes of minimizing taxes on the creation of the deed of trust or mortgage securing such Indebtedness and such obligor’s liability does not exceed the value of the assets securing such Indebtedness then such obligor’s guarantee obligations shall not constitute Recourse Indebtedness.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Bank and the Administrative Agent under or in respect of the Facility Letters of Credit.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Advances, provided that (i) the Commitment and Advances held by any then-current Defaulting Lender shall be subtracted from the Aggregate Commitment and the outstanding Advances solely for the purpose of calculating the Required Lenders at such time and (ii) at such times as there are two or more Lenders hereunder, the “Required Lenders” must include at least two of such Lenders even if one Lender holds more than 51% of the Aggregate Commitment or aggregate Advances and Facility Letter of Credit Obligations.

“Reserve Requirement” means, with respect to a LIBOR Rate Loan and Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Revolving Credit Commitment” means, for each Revolving Credit Lender, the obligation of such Lender to make Revolving Credit Loans on the terms and conditions set forth herein not exceeding the amount identified on Schedule 1.1, as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Credit Facility” means the facility hereunder pursuant to which (i) the Revolving Credit Lenders hereunder will make Revolving Credit Loans to Borrower as more particularly described in Article II, (ii) the Swingline Lender will make Swingline Loans to the Borrower with the support of the Revolving Credit Lenders, as more particularly described in Section 2.16, and (iii) the Issuing Bank will make Facility Letters of Credit available to Borrower with the support of the Revolving Credit Lenders, as more particularly described in Article IIA.

“Revolving Credit Lenders” means, collectively, the Lenders which have a Revolving Credit Commitment, or if the Revolving Credit Commitments have been terminated, the Lenders which have any Outstanding Revolving Credit Amount, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

“Revolving Credit Loan” means a Loan to Borrower made by a Revolving Credit Lender as part of an Advance under the Revolving Credit Facility.

“Revolving Credit Percentage” means, as of any date for each Lender, the percentage of the Aggregate Revolving Credit Commitment which is represented by such Lender’s Revolving Credit Commitment, or if the Revolving Credit Commitments have been terminated, the percentage of the total Outstanding Revolving Credit Amount which is represented by such Lender’s outstanding Revolving Credit Loans, outstanding participations in Facility Letter of Credit Obligations and obligations with respect to outstanding Swingline Advances.

“Revolving Credit Termination Date” means August 1, 2022, as such date may be extended pursuant to Section 2.21 hereof.

“Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by OFAC and (b) any sanctions measures imposed by the United Nations Security Council, European Union or the United Kingdom.

“SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis about Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group which is secured by a Lien on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and its successors.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; provided, however, that, with respect to the Borrower, “Subsidiary” shall include all Persons which are required to be consolidated with the Borrower in accordance with GAAP. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means, as of any date, each Subsidiary of the Borrower which is then a party to the Subsidiary Guaranty pursuant to Section 6.21.

“Subsidiary Guaranty” means the guaranty to be executed and delivered by those Subsidiaries of the Borrower which are required to be Subsidiary Guarantors as of the Agreement Effective Date, substantially in the form of Exhibit D attached to this Agreement, as the same may be amended, supplemented or otherwise modified from time to time pursuant to Section 6.21, including any joinders executed by additional Subsidiaries required to become Subsidiary Guarantors from time to time hereunder.

“Substantial Portion” means, with respect to any Property of the Borrower or its Subsidiaries, Property which represents more than 15% of then-current Gross Asset Value.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Advances” means, as of any date, collectively, all Swingline Loans then outstanding under this Facility.

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans not exceeding in the aggregate at any time $25,000,000.

“Swingline Lender” shall mean KeyBank, in its capacity as a Lender.

“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.16 hereof.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Term Loan A Commitment” means, as to each Term Loan A Lender, the amount equal to such Term Loan A Lender’s Term Loan A Commitment Percentage of the aggregate principal amount of the Term Loan A Loans from time to time outstanding and the obligation of such Lender to make Term Loan A Loans on the terms and conditions set forth herein, as such amount may be modified from time to time pursuant to the terms hereof.

“Term Loan A Commitment Percentage” means, with respect to each Term Loan A Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan A Lender’s percentage of the aggregate Term Loan A Commitments, as the same may be changed from time to time in accordance with the terms of this Agreement.

“Term Loan A Facility” means the facility hereunder pursuant to which the Term Loan A Lenders hereunder will make Term Loan A Loans to Borrower as more particularly described in Article II in the maximum principal amount of $150,000,000.00 (subject to possible decrease as provided in Section 2.1(b) and possible increase as provided in Section 2.23).

“Term Loan A Lenders” means, collectively, the Lenders which have a Term Loan A Commitment, the initial Term Loan A Lenders being identified on Schedule 1.1 hereto.

“Term Loan A Loan” means a Loan to Borrower made by a Term Loan A Lender as part of an Advance under the Term Loan A Facility.

“Term Loan A Maturity Date” means August 1, 2023.

“Term Loan A Unused Fee” is defined in Section 2.1(b).

“Term Loan B Commitment” means, as to each Term Loan B Lender, the amount equal to such Term Loan B Lender’s Term Loan B Commitment Percentage of the aggregate principal amount of the Term Loan B Loans from time to time outstanding and the obligation of such Lender to make Term Loan B Loans on the terms and conditions set forth herein, as such amount may be modified from time to time pursuant to the terms hereof.

“Term Loan B Commitment Amendment” has the meaning set forth in Section 2.23(b).

“Term Loan B Commitment Percentage” means, with respect to each Term Loan B Lender, the percentage (which shall be set forth on Schedule 1.1 hereto after the establishment of any Term Loan B Commitments) as such Term Loan B Lender’s percentage of the aggregate Term Loan B Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

“Term Loan B Facility” means the facility hereunder pursuant to which the Term Loan B Lenders hereunder will make Term Loan B Loans to Borrower as more particularly described in Article II if and when established pursuant to Section 2.23(b) and subject to possible increase thereafter as provided in Section 2.23(b). As of the Agreement Effective Date Borrower expressly acknowledges and agrees that there are no Term Loan B Commitments and that no Lender is committed to fund any Term Loan B Loan to Borrower.

“Term Loan B Lenders” means, collectively, the Lenders which have a Term Loan B Commitment.

“Term Loan B Loan” means a Loan to the Borrower made by a Term Loan B Lender as part of an Advance under the Term Loan B Facility.

“Term Loan B Maturity Date” means (x) the maturity date mutually selected by Borrower and the Term Loan B Lenders pursuant to Section 2.23, and consented to by the Administrative Agent (such consent not to be unreasonably withheld conditioned or delayed) or (y) such earlier date on which the Term Loan B Loans shall become due and payable pursuant to the terms hereof; provided, however, in no event will the Term Loan B Maturity Date referenced in clause (x) occur earlier than either the Term Loan A Maturity Date or the Revolving Credit Termination Date.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as (i) an Advance under the Revolving Credit Facility, the Term Loan A Facility or the Term Loan B Facility and (ii) either a Floating Rate Advance or LIBOR Rate Advance.

“Undrawn Term Loan A Commitment” is defined in Section 2.1(b).

“Unencumbered Pool” means the Unencumbered Properties.

“Unencumbered Pool Value” means, as of any date of determination, (a) the aggregate Adjusted NOI attributable to Unencumbered Properties included in the Unencumbered Pool as of such determination date and also owned for the entirety of the most recent four (4) consecutive fiscal quarters for which financial results of Borrower have been reported (provided that the contribution to Adjusted NOI on account of any Unencumbered Property shall not in any event be a negative number) divided by the Capitalization Rate, plus (b) the aggregate acquisition cost of all Unencumbered Properties included in the Unencumbered Pool as of such determination date but not so owned for such period of four (4) consecutive entire fiscal quarters. For purposes of this definition, to the extent that the aggregate amount included in Unencumbered Pool Value on account of any of the three (3) following categories would exceed twenty percent (20%) of Unencumbered Pool Value in any such case, the amount in excess of twenty percent (20%) of Unencumbered Pool Value attributable to such category shall be disregarded in the calculation of Unencumbered Pool Value: a) a single Project; b) the aggregate amount of Unencumbered Pool Value attributable to leases any single tenant or group of tenants which are Affiliates of each other; or c) Projects subject to a ground lease.

“Unencumbered Property” or “Unencumbered Properties” means any Eligible Unencumbered Property, provided that (i) such Eligible Unencumbered Property has been approved by the Administrative Agent, and the Required Lenders, if necessary, for inclusion in the Unencumbered Pool as described in Section 2.24 below and (ii) the owner of such Property has become a Subsidiary Guarantor (if not already a Subsidiary Guarantor) and the Administrative Agent has received a copy of the Subsidiary Guaranty, or a joinder therein in the form attached as Exhibit A thereto, executed by such owner.

“Unencumbered Property Release Transaction” is defined in Section 2.24(c).

“Unimproved Land” means as of any date, land on which no grading or construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has commenced and for which no such work is scheduled to commence in the following three (3) months.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Cash, Cash Equivalents and Marketable Securities” means, in the aggregate, all cash, Cash Equivalents and Marketable Securities which are not pledged or otherwise restricted for the benefit of any creditor and which are owned by the Borrower or another member of the Consolidated Group, to be valued for purposes of this Agreement at 100% of its then-current book value, as determined under GAAP.

“Unsecured Debt Service” means, as of any date of determination, implied annual debt service, including all interest and all scheduled principal amortization payments, accrued, whether or not payable or paid, with respect to that portion of Consolidated Total Indebtedness attributable to Unsecured Indebtedness utilizing the higher of (a) the actual interest rate or (b) 5.50%.

“Unsecured Debt Service Coverage Ratio” means, as of any date, (i) Adjusted NOI from Unencumbered Properties divided by (ii) Unsecured Debt Service for such period.

“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person for borrowed money that does not constitute Secured Indebtedness or Guarantee Obligations. Notwithstanding the foregoing, Unsecured Indebtedness shall include Recourse Indebtedness that is secured solely by ownership interests in another Person that owns a Project which is encumbered by a mortgage securing Indebtedness.

“Unsecured Leverage Ratio” means, as of any date of determination, the percentage obtained by dividing (i) Unsecured Indebtedness of the Consolidated Group outstanding as of such date by (ii) Unencumbered Pool Value.

“Unsecured Ratio Violation” is defined in Section 2.3(b).

“Unused Revolver Fee” is defined in Section 2.5.

“Unused Revolver Fee Percentage” means, with respect to any day during a calendar quarter, (A) twenty-five one hundredths of one percent (0.25%) per annum if the Outstanding Revolving Credit Amount on such day is less than 50% of the Aggregate Revolving Credit Commitment in effect on such day or (B) fifteen one hundredths of one percent (0.15%) per annum if the Outstanding Revolving Credit Amount on such day is equal to or greater than 50% of the Aggregate Revolving Credit Commitment in effect on such day.

“Wholly-Owned Subsidiary” of a Person means, as of any date, any Subsidiary of such Person 100% of the equity securities or other equity ownership interests of which (other than in the case of a corporation, directors’ qualifying shares, or, in the case of any entity qualifying or desiring to qualify as a real estate investment trust, so-called “accommodation” shareholders) are at such time directly or indirectly owned by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II.

THE CREDIT

2.1.        Loans.

(a)          Revolving Credit Loans. Subject to the terms and conditions of this Agreement, Lenders severally agree to make Advances of the Revolving Credit Facility through the Administrative Agent to Borrower from time to time prior to the Revolving Credit Termination Date, and to support the issuance of Facility Letters of Credit under Article IIA of this Agreement, provided that the making of any such Advance or the issuance of such Facility Letter of Credit will not: (i) cause the then-current Outstanding Revolving Credit Amount to exceed the then-current Aggregate Revolving Credit Commitment; or (ii) cause the then-current Outstanding Facility Amount to exceed the then-current Aggregate Commitment; or (iii) cause the then-current outstanding Swingline Advances to exceed the Swingline Commitment; or (iv) cause the then outstanding Facility Letters of Credit Obligations to exceed the Facility Letter of Credit Sublimit. Such Advances of the Revolving Credit Facility may be Swingline Advances, ratable Floating Rate Advances or ratable LIBOR Rate Advances. Each Lender shall fund its applicable Revolving Credit Percentage of each such Advance (other than a Swingline Advance) and no Lender will be required to fund any amounts which, when aggregated with such Lender’s Revolving Credit Percentage of all other Advances of the Revolving Credit Loans then outstanding and of all Facility Letter of Credit Obligations, would exceed such Lender’s then-current Revolving Credit Commitment. The Revolving Credit Loans shall be made by the Revolving Credit Lenders simultaneously and proportionately to their then respective Revolving Credit Percentages, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Credit Loan hereunder nor shall the Loans of any Lender be increased or decreased as a result of any such failure. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Credit Facility hereunder from time to time, repay such Advances and reborrow such Advances at any time prior to the Revolving Credit Termination Date.

(b)          Term Loans.

(i)            Subject to the terms and conditions set forth in this Agreement, each of the Term Loan A Lenders severally agrees to make Term Loan A Loans through the Administrative Agent to the Borrower on the Agreement Effective Date up to the amount of such Term Loan A Lender’s Term Loan A Commitment, which Term Loan A Loans shall be evidenced by Notes. The initial Advance of the Term Loan A Facility shall be $50,000,000 and the remaining Term Loan A Commitments of $100,000,000 may be drawn in increments of $10,000,000, in up to three draws (in addition to the initial Advance) by Borrower’s (x) delivery of Borrowing Notice to Administrative Agent and (y) satisfaction of each of the conditions to an Advance set forth in Article IV. Any amount of the Term Loan A Commitments that remains undrawn during the period commencing on October 31, 2018, and ending on February 1, 2019 (the “Undrawn Term Loan A Commitments”) shall be subject to an unused fee payable in arrears to the Administrative Agent for the account of each Term Loan A Lender on the last day of such period, computed on a daily basis by multiplying (i) twenty (20) basis points (0.20%) per annum, expressed as a per diem rate, times (ii) the undrawn portion of the Term Loan A Commitments on such day (the “Term Loan A Unused Fee”). Borrower shall pay the Term Loan A Unused Fee to Administrative Agent on the fifth Business Day after February 1, 2019. Any portion of the Undrawn Term Loan A Commitments that remains undrawn as of February 1, 2019, shall thereafter be unavailable for Borrower to draw, and (i) the Term Loan A Commitments shall be reduced accordingly, pro rata among the Term Loan A Lenders, and (ii) the Term Loan A Unused Fee shall no longer accrue on the Undrawn Term Loan A Commitments. Following its receipt of any such Term Loan A Unused Fee, Administrative Agent shall promptly pay to each Term Loan A Lender an amount equal to such Term Loan A Lender’s Term Loan A Commitment Percentage of the daily amount of such Term Loan A Unused Fee based on such Term Loan A Lender’s Term Loan A Commitment on such day. Any additional Advances of Term Loan A Loans made as a result of any increase in the Term Loan A Commitments pursuant to Section 2.23 shall be made on the applicable Commitment Increase Date and each Lender which elects to increase its or acquire a Term Loan A Commitment pursuant to Section 2.23 severally and not jointly agrees to make a Term Loan A Loan to the Borrower in an amount equal to (a) with respect to any existing Term Loan A Lender, the amount by which such Term Loan A Lender’s Term Loan A Commitment increases on the applicable Commitment Increase Date and (b) with respect to any new Term Loan A Lender, the amount of such new Lender’s Term Loan A Commitment. The Borrower irrevocably authorizes Administrative Agent to make or cause to be made, at or about the time of the Borrowing Date of any Term Loan A Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Administrative Agent’s Record reflecting the making of such Term Loan A Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loan A Loans set forth on Administrative Agent’s Record shall be, absent manifest error, prima facie evidence of the principal amount thereof owing and unpaid to each Term Loan A Lender, but the failure to record, or any error in so recording, any such amount on Administrative Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

(ii)           Any Advances of Term Loan B Loans made as a result of the establishment of, or any increase in, the Term Loan B Commitments pursuant to Section 2.23 shall be made on the applicable Commitment Increase Date and each Lender which elects to increase its or acquire a Term Loan B Commitment pursuant to Section 2.23 severally and not jointly agrees to make an Advance of a Term Loan B Loan through Administrative Agent to the Borrower in an amount equal to (a) with respect to any existing Term Loan B Lender, the amount by which such Term Loan B Lender’s Term Loan B Commitment increases on the applicable Commitment Increase Date and (b) with respect to any new Term Loan B Lender, the amount of such new Lender’s Term Loan B Commitment. The Borrower irrevocably authorizes Administrative Agent to make or cause to be made, at or about the time of the Borrowing Date of any Term Loan B Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Administrative Agent’s Record reflecting the making of such Term Loan B Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loan B Loans set forth on Administrative Agent’s Record shall be, absent manifest error, prima facie evidence of the principal amount thereof owing and unpaid to each Term Loan B Lender, but the failure to record, or any error in so recording, any such amount on Administrative Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.2.        Ratable and Non Ratable Advances. Each Advance under a Facility hereunder shall consist of Loans made from the several Lenders under such Facility ratably based on each Lender’s applicable Percentage of such Facility, except for Swingline Loans which shall be made by the Swingline Lender in accordance with Section 2.16. The ratable Advances may be Floating Rate Advances, LIBOR Rate Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.3.        Periodic Principal Payments.

(a)          Optional Prepayments. The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent (except in the case of Swingline Advances in which case advance notice is not required), which such notice to be provided by 1:00 p.m. eastern time on such prior Business Day, prepay the Advances, which notice shall specify the date and amount of prepayment and whether the prepayment is of Revolving Credit Loans, Term Loan A Loans or Term Loan B Loans, and whether the prepayment is of LIBOR Rate Advances, Floating Rate Advances, Swingline Advances or a combination thereof, and if a combination thereof, the amount allocable to each; provided, however, that (i) any partial prepayment under this Subsection shall be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof and; (ii) any LIBOR Rate Advance prepaid on any day other than the last day of the applicable Interest Period must be accompanied by any amounts payable pursuant to Section 3.4. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 3.4.

(b)          Mandatory Prepayments. Mandatory partial principal payments shall be due from time to time if the Outstanding Facility Amount on any day shall be in excess of the maximum amount permitted under clauses (e) or (f) of Section 6.17, due to any reduction in the Unencumbered Pool Value or in the Adjusted NOI of the Unencumbered Properties, whether by an Unencumbered Property failing to continue to satisfy the requirement for qualification as an Eligible Unencumbered Property or by a reduction in the Unencumbered Pool Value or the Adjusted NOI attributable to any Unencumbered Property, or due to any increase in the amount of Unsecured Indebtedness or of Unsecured Debt Service (each, an “Unsecured Ratio Violation”). Such principal payments shall be in the amount needed to cure such Unsecured Ratio Violation, it being agreed and understood that no Unmatured Default, or Default shall be deemed to have occurred with respect to such Unsecured Ratio Violation (and no event the consummation of which was contingent upon the absence of an Unmatured Default or Default prohibited solely due to the occurrence of an Unsecured Ratio Violation) so long as such principal prepayment is made in accordance with the following sentence. Such mandatory principal payments shall be due and payable (i) in the case of any such reduction arising from reductions in Unencumbered Pool Value or Adjusted NOI as reported in a quarterly financial statement of Borrower and related compliance certificate, ten (10) Business Days after delivery of such quarterly financial statement and compliance certificate under Section 6.1 evidencing such reduction or (ii) in all other cases, ten (10) Business Days after Borrower’s receipt of notice from the Administrative Agent of such Unsecured Ratio Violation.

2.4.        Final Principal Payment. Any outstanding Advances and all other unpaid Obligations with respect to the Commitments and the Advances not required to be repaid earlier pursuant to the terms hereof shall be paid in full by the Borrower on, with respect to (a) the Revolving Credit Loans, the Revolving Credit Termination Date, (b) the Term Loan A Loans, the Term Loan A Maturity Date and, (c) the Term Loan B Loans, if any Advances under the Term Loan B Facility have been made, the Term Loan B Maturity Date.

2.5.        Unused Revolver Fee; Facility Fee.

(a)       Unused Revolver Fee. Until such time as Borrower elects to utilize the Ratings Based Pricing Schedule in accordance with Exhibit G, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender on the last day of (i) the period commencing with the Agreement Effective Date and ending on September 30, 2018 and (ii) each calendar quarter ending thereafter an unused revolver fee (the “Unused Revolver Fee”) equal to an aggregate amount computed on a daily basis by multiplying (x) the Unused Revolver Fee Percentage (as specified in the definition of such term) applicable to such day expressed as a per diem rate, times (y) the excess of the actual Revolving Credit Commitments in effect on such day (without regard to possible increases in the Aggregate Revolving Credit Commitment under Section 2.23 which have not yet been effected) over the Outstanding Revolving Credit Amount on such day. The Unused Revolver Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (with the first such payment payable on October 1, 2018) and upon any termination of the Revolving Credit Commitments in their entirety or upon Borrower’s election to utilize the Ratings Based Pricing Schedule in accordance with Exhibit G. Following its receipt of any such Unused Revolver Fee, Administrative Agent, shall promptly pay to each Revolving Credit Lender an amount equal to such Revolving Credit Lender’s Percentage of the daily amount of such Unused Revolver Fee, based on such Revolving Credit Lender’s Commitment on such day.

(b)       Facility Fee. From and after the date that Borrower obtains an Investment Grade Rating and elects to convert to the Ratings Based Pricing Schedule in accordance with Exhibit G (the “Ratings-Based Pricing Election Date”), a facility fee (the “Facility Fee”) shall accrue and be payable by Borrower to the Administrative Agent for the account of each Revolving Credit Lender on the last day of (i) the period commencing with the Ratings-Based Pricing Election Date and ending on the last day of the calendar quarter in which the Ratings-Based Pricing Election Date occurs and (ii) each full calendar quarter ending thereafter, and shall be computed on a daily basis by multiplying (x) the Facility Fee Percentage applicable to such day (as set forth on the Ratings Based Pricing Schedule), expressed as a per diem rate, times the Aggregate Revolving Credit Commitment in effect on such day. The Facility Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (for the period ending on the last day of the immediately prior calendar quarter) and upon any termination of the Aggregate Revolving Credit Commitment in its entirety. Following its receipt of any such Facility Fee, Administrative Agent shall promptly pay to each Revolving Credit Lender an amount equal to such Revolving Credit Lender’s Percentage of the daily amount of such Facility Fee, based on such Revolving Credit Lender’s Commitment on such day. The Facility Fee shall be computed on a 360 day year, and actual days elapsed.

2.6.        Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent and the Arrangers pursuant to the Borrower’s letter agreement with the Administrative Agent and the Arrangers dated as of June 19, 2018 (the “Fee Letter”).

2.7.        Minimum Amount of Each Revolving Credit Facility Advance. Each Advance under the Revolving Credit Facility shall be in the minimum amount of $100,000; provided, however, that, subject to Section 2.1, any Floating Rate Advance of the Revolving Credit Facility may be in the amount of the unused Aggregate Revolving Credit Commitment.

2.8.        Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each LIBOR Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit F hereto (i) not later than 1:00 p.m. Cleveland time on the Business Day immediately preceding the Borrowing Date of each Floating Rate Advance, (ii) not later than noon Cleveland time, at least three (3) Business Days before the Borrowing Date for each LIBOR Rate Advance and (iii) not later than noon Cleveland time on the same Business Day as the Borrowing Date for each Swingline Advance of:

(i)            the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)           the aggregate amount of such Advance,

(iii)          the Type of Advance selected (and in the absence of any selection it shall be assumed that the Borrower has selected a LIBOR Rate Advance), and

(iv)         in the case of each LIBOR Rate Advance, the Interest Period applicable thereto (and in the absence of any selection it shall be assumed that the Borrower has selected an Interest Period of one month).

Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than (i) 11:00 a.m. (Cleveland time), in the case of Floating Rate Advances which have been requested by a Borrowing Notice given to the Administrative Agent not later than 1:00 p.m. (Cleveland time) on the Business Day immediately preceding such Borrowing Date, (ii) 2:00 p.m. (Cleveland time), in the case of Swingline Advances or (iii) noon (Cleveland time) in the case of all other Advances. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the account specified by the Borrower in the Borrowing Notice.

No Interest Period may end after the Facility Termination Date for such Loan, and, unless the Lenders otherwise agree in writing, in no event may there be more than six (6) different Interest Periods for LIBOR Rate Advances outstanding at any one time.

2.9.        Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into LIBOR Rate Advances. Each LIBOR Rate Advance shall continue as a LIBOR Rate Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Rate Advance shall be automatically converted as a LIBOR Rate Advance, but with an Interest Period of one month unless the Borrower shall have given the Administrative Agent an irrevocable notice (a “Conversion/Continuation Notice”) requesting that, at the end of such Interest Period, such LIBOR Rate Advance either continue as a LIBOR Rate Advance for the same or another Interest Period or be converted to an Advance of another Type. Notwithstanding the provision for automatic conversion in the foregoing sentence, if the effective date of any such automatic conversion is less than one month prior to the then-current Facility Termination Date for such Loan, such LIBOR Rate Advance shall be automatically converted into a Floating Rate Advance. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that, if any conversion of any LIBOR Rate Advance shall be made on any day other than the last day of the Interest Period applicable thereto, the Borrower shall be obligated to pay the amounts, if any, payable pursuant to Section 3.4. The Borrower shall give the Administrative Agent a Conversion/Continuation Notice regarding each conversion of an Advance to a LIBOR Rate Advance or continuation of a LIBOR Rate Advance not later than 11:00 a.m. (Cleveland time), at least three (3) Business Days, in the case of a conversion into or continuation of a LIBOR Rate Advance, prior to the date of the requested conversion or continuation, specifying:

(i)            the requested date which shall be a Business Day, of such conversion or continuation;

(ii)           the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii)          the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Advance, the duration of the Interest Period applicable thereto.

2.10.      Changes in Interest Rate, Etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Rate Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a LIBOR Rate Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Rate Advance.

2.11.      Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Rate Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that the Default Rate shall apply, provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.

2.12.      Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent located in the continental United States specified in writing at least three (3) Business Days in advance by the Administrative Agent to the Borrower, by noon (Cleveland time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. As provided elsewhere herein, all Lenders’ interests in the Advances and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations. Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to Obligations that are Excluded Swap Obligations.

2.13.      Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to each of its Notes, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on written notices made by any Authorized Officer and Borrower agrees to deliver promptly to the Administrative Agent such written notice. The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide notice of the amount of the outstanding Aggregate Commitment, the Type of Advance, and the applicable interest rate, if for a LIBOR Rate Advance. Upon a Lender’s furnishing to Borrower an affidavit and indemnity in form and substance reasonably acceptable to the Borrower, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefor, a new note containing the same terms and conditions as such Note being replaced.

2.14.      Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable in arrears on each Payment Date, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety. All computations of interest on the Floating Rate Advances shall be based on a three hundred sixty-five (365) or, in the event of a leap year, three hundred sixty-six (366)-day year, and paid for the actual number of days elapsed. Interest on LIBOR Rate Advances, Term Loan A Unused Fees, Unused Revolver Fees, Facility Letter of Credit Fees and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 3:00 PM (Cleveland time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.15.      Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16.      Swingline Advances. In addition to the other options available to the Borrower hereunder, the Swingline Commitment shall be available for Swingline Advances subject to the following terms and conditions. Swingline Advances shall be made available for same day borrowings provided that notice is given in accordance with Section 2.8 hereof. All Swingline Advances shall bear interest at the One Day LIBOR Rate. No Swingline Advance may be made to repay a Swingline Advance, but Borrower may repay Swingline Advances from subsequent pro rata Advances hereunder. Each Lender irrevocably agrees to purchase its Revolving Credit Percentage of any Swingline Advance made by the Swingline Lender regardless of whether the conditions for disbursement are satisfied at the time of such purchase, including the existence of a Default hereunder provided that Swingline Lender did not have actual knowledge of such Default at the time the Swingline Advance was made and provided further that no Lender shall be required to have total outstanding Revolving Credit Loans plus its Revolving Credit Percentage of Facility Letters of Credit exceed its Revolving Credit Commitment. If by noon on the fourth (4th) Business Day after such a Swingline Advance was made, such Swingline Advance has not been repaid or covered by a Borrowing Notice for an Advance to repay such Swingline Advance, the Swingline Lender will notify the Lenders of their obligations to purchase their respective Revolving Credit Percentages of such Swingline Advance. Such purchase shall take place on the same Business Day as the date of the request by Swingline Lender so long as such request is made before 1:00 p.m. (Cleveland time) and otherwise on the first Business Day following the date of such request. All requests for purchase shall be in writing. From and after the date it is so purchased, each such Swingline Advance shall, to the extent purchased, (i) be treated as a Revolving Credit Loan made by the purchasing Revolving Credit Lenders and not by the selling Lender for all purposes under this Agreement and the payment of the purchase price by a Lender shall be deemed to be the making of a Revolving Credit Loan by such Lender and shall constitute outstanding principal under such Lender’s Note for Revolving Credit Loans, and (ii) shall no longer be considered a Swingline Advance except that all interest accruing on or attributable to such Swingline Advance for the period prior to the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the Swingline Lender and all such amounts accruing on or attributable to such Loans for the period from and after the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the purchasing Lenders. If prior to purchasing its Revolving Credit Percentage of a Swingline Advance one of the events described in Section 7.7 or Section 7.8 shall have occurred and such event prevents the consummation of the purchase contemplated by the preceding provisions, each Lender will purchase an undivided participating interest in the outstanding Swingline Advance in an amount equal to its Revolving Credit Percentage of such Swingline Advance. From and after the date of each Lender’s purchase of its participating interest in a Swingline Advance, if the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment was received by the Swingline Lender and is required to be returned to the Borrower, each Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it. If any Lender fails to so purchase its Revolving Credit Percentage of any Swingline Advance, such Lender shall be deemed to be a Defaulting Lender hereunder.

2.17.      Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time; provided that such change does not increase the amounts payable by the Borrower under Article III. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice at least three (3) Business Days in advance to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.18.      Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one (1) Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

2.19.      Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted by written notice to the Administrative Agent to replace any Lender which (a) shall be owed amounts pursuant to Sections 3.1, 3.2 or 3.5, (b) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, (c) unless reasonable means do not exist for ascertaining LIBOR Base Rate pursuant to Section 2.25, cannot maintain its LIBOR Rate Loans at a suitable Lending Installation pursuant to Section 3.3, or (d) becomes a Defaulting Lender, (such to-be-replaced Lender, the “Departing Lender”) with a replacement bank or other financial institution which has been obtained by the Borrower (which such replacement shall be documented as an assignment of such Departing Lender’s Loans and Commitments hereunder to the replacement lender, at the purchase price set forth in clause (iii) below); provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default and (after notice to the Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such Departing Lender prior to the date of replacement, (iv) the Borrower shall be liable to such Departing Lender under Section 3.4 if any LIBOR Rate Loan owing to such Departing Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender or an Approved Bank, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (which approval shall be given or withheld not later than five (5) Business Days after the

Borrower’s submission of such name and terms and conditions to the Administrative Agent), (vi) subject to the immediately succeeding paragraph the Departing Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent, any Issuing Bank, any Swingline Lender, or any other Lender shall have against the Departing Lender.

Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent, an Assignment Agreement to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the Departing Lender’s Loans are evidenced by Notes) subject to such Assignment Agreement; provided that the failure of any Departing Lender to execute an Assignment Agreement or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Administrative Agent’s Record and the Notes shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment Agreement or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 2.19. No termination of the Commitment of a Defaulting Lender shall be deemed a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender may have against any Defaulting Lender.

2.20.      Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.21.      Extension of Revolving Credit Termination Date. The Borrower shall have the right to extend the Revolving Credit Termination Date for a period of one (1) additional year, upon satisfaction of the following conditions precedent:

(i)            The Borrower shall provide Administrative Agent with written notice (the “Extension Notice”) of the Borrower’s intent to exercise such extension option not more than one hundred twenty (120) and not less than sixty (60) days prior to the initial Revolving Credit Termination Date;

(ii)           As of the date of the Borrower’s delivery of notice of its intent to exercise such extension option, and as of the effective date of such extension, (A) no Default or Unmatured Default shall have occurred and be continuing and (B) the representations and warranties contained in Article V are true and correct in all material respects as of each such date with respect to the Loan Parties in existence on such date, except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date or (ii) for changes in factual circumstances which are permitted by this Agreement, and the Borrower shall so certify as to such matters in writing; and

(iii)          On or before the initial Revolving Credit Termination Date, the Borrower shall pay to Administrative Agent for the benefit of the Lenders an extension fee (the “Extension Fee”) for the extension so exercised in an amount equal to fifteen one hundredths of one percent (0.15%) of the then-current Revolving Credit Commitment of each Lender.

Any such extension shall become effective upon receipt of the Extension Notice and the payment of the Extension Fee.

2.22.      Termination of Revolving Credit Commitments. Borrower shall have the right, upon at least three (3) Business Days’ notice, to terminate or cancel, in whole or in part, the unused portion of the Aggregate Revolving Credit Commitment in excess of the Outstanding Revolving Credit Amount, or the unused portion of the aggregate Term Loan A Commitments or the unused portion of the aggregate Term Loan B Commitments, provided, in each case, that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $100,000 in excess thereof. Any partial termination of the Aggregate Revolving Credit Commitment, the aggregate Term Loan A Commitments or the aggregate Term Loan B Commitments shall be applied to reduce each Lender’s Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, as the case may be, on a pro rata basis. Once terminated or reduced, the Aggregate Revolving Credit Commitment, the aggregate Term Loan A Commitments and/or the aggregate Term Loan B Commitments, as the case may be, may not be reinstated or (except pursuant to Section 2.23) increased thereafter.

2.23.      Increase in Commitment.

(a)          Provided that no Unmatured Default or Default has occurred and is continuing, subject to the terms and conditions set forth in this Section 2.23, the Borrower shall have the option at any time and from time to time prior to the date that is at least thirty (30) days prior to the Facility Termination Date to request an increase in the Aggregate Revolving Credit Commitment, the Term Loan A Commitments and/or the Term Loan B Commitments, each in increments of $10,000,000, by an aggregate amount of increases to the Aggregate Revolving Credit Commitment, the Term A Loan Commitments and Term Loan B Commitments of up to $350,000,000 (the amount of the requested increase to be set forth in the Increase Notice) (which, assuming no previous reduction in the Revolving Credit Commitments, the Term Loan A Commitments or the Term Loan B Commitments, would result in an Aggregate Commitment of $700,000,000), written notice to the Administrative Agent (an “Increase Notice”). The execution and delivery of the Increase Notice by the Borrower shall constitute a representation and warranty by the Borrower that all the conditions set forth in this Section 2.23 shall have been satisfied on the date of such Increase Notice. The Commitment Increase may be allocated (1) to the then existing Revolving Credit Commitments, having the same terms as the existing Revolving Credit Commitments (2) to the then existing Term Loan A Commitments having the same terms as the existing Term Loan A Commitments, (3) to the initial Term Loan B Commitment, or once the initial Term Loan B Commitment is provided hereunder, to the then existing Term Loan B Commitments having the same terms as the existing Term Loan B Commitments, or (4) any combination thereof reasonably satisfactory to Administrative Agent and satisfactory to the existing or additional Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, providing such additional Revolving Credit Commitments, Term Loan A Commitments or Term Loan B Commitments, as applicable.

(b)          In the event of the initial increase of the Term Loan B Commitment, (i) the Borrower, the Administrative Agent and the Lenders providing such initial Term Loan B Commitment shall enter into an amendment to this Agreement as is necessary to evidence such increase of the Term Loan B Commitment (the “Term Loan B Commitment Amendment”), and all Lenders not providing the initial Term Loan B Commitments hereby consent to such limited scope amendment without future consent rights, provided that any such amendment regarding the Term Loan B shall provide that: (A) the final maturity date of the Term Loan B Commitment shall be no earlier than the Term Loan A Maturity Date, (B) there shall be no scheduled amortization of the loans or reductions of commitments under the Term Loan B Commitment (which shall not restrict any mandatory prepayments required under Section 2.3(b)) and (C) the Term Loan B Loans will rank pari passu in right of payment with the existing Revolving Credit Loans and the existing Term Loan A Loans and the borrower and guarantors of the Term Loan B Commitment shall be the same as the Borrower and Subsidiary Guarantors with respect to the existing Revolving Credit Loans and Term Loan A Loans, (D) the interest rate margin, rate floors, fees, original issue discount and premium applicable to the Term Loan B shall be determined by the Borrower and the Term Loan B Lenders, (E) the Term Loan B Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the Revolving Credit Loans and Term Loan A Loans, and (F) the terms of the Term Loan B Commitment shall be substantially identical to the terms set forth herein with respect to Term Loan A (except as set forth in clauses (A) through (E) above), except for any terms that apply only after the Term Loan A Maturity Date or are also added for the benefit of the Term Loan A Lenders, and (ii) Borrower shall execute and deliver a Note to each Term Loan B Lender with respect to its respective Term Loan B Loan.

(c)          Upon receipt of any Increase Notice, the Administrative Agent shall consult with the Arrangers and shall notify the Borrower of the amount of facility fees (if any) to be paid to any Lenders who provide an additional Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, as applicable, in connection with such increase in the Aggregate Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, as applicable (which shall be in addition to the fees to be paid to Administrative Agent or the Arrangers pursuant to the Fee Letter). If the Borrower agrees to pay the facility fees so determined, then the Administrative Agent shall send a notice to all Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Aggregate Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable, and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable, upon such terms shall provide Administrative Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable, which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Administrative Agent and the Arrangers shall allocate the Commitment Increase among the Revolving Credit Lenders, Term Loan A Lenders and/or Term Loan B Lenders, as applicable, who provide such commitment letters on such basis as the Administrative Agent and the Arrangers shall determine after consultation with the Borrower. If the additional Revolving Credit Commitments, Term Loan A Commitments and/or Term Loan B Commitments, as applicable, so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Administrative Agent, the Arrangers or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Administrative Agent, the Arrangers and the Borrower) to become a Revolving Credit Lender, Term Loan A Lender and/or Term Loan B Lender and provide an additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, as applicable. The Administrative Agent shall provide all Revolving Credit Lenders, Term Loan A Lenders and/or Term Loan B Lenders, as applicable, with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment, to be provided by each Revolving Credit Lender, Term Loan A Lender and/or Term Loan B Lender, as applicable, and the revised Revolving Credit Percentages, Term Loan A Commitment Percentages and/or Term Loan B Commitment Percentages, as applicable, which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated hereunder to provide an additional Revolving Credit Commitment, Term Loan A Commitment and/or Term Loan B Commitment.

(d)          On any Commitment Increase Date with respect to the Revolving Credit Commitment, the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Lender shall be equal to such Lender’s Revolving Credit Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Revolving Credit Lenders in Letters of Credit and Swingline Advances shall be similarly adjusted. On any Commitment Increase Date those Revolving Credit Lenders whose Revolving Credit Percentage is increasing shall advance the funds to the Administrative Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans.

(e)          Upon the effective date of each increase in the Aggregate Revolving Credit Commitment, Term Loan A Commitments and/or Term Loan B Commitments pursuant to this Section 2.23, the Administrative Agent may unilaterally revise Schedule 1.1 to reflect the then current Commitments of each Lender and shall provide a copy thereof to each Lender.

(f)           Notwithstanding anything to the contrary contained herein, the obligation of the Administrative Agent and the Revolving Credit Lenders to increase the Aggregate Revolving Credit Commitment, the Administrative Agent and the Term Loan A Lenders to increase the Term Loan A Commitments or the Administrative Agent and the Term Loan B Lenders (including any Persons that elect to become Term Loan B Lenders) to increase the Term Loan B Commitments, as applicable, pursuant to this Section 2.23 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Aggregate Revolving Credit Commitment, the Term Loan A Commitments or the Term Loan B Commitments, as applicable:

(i)            Payment of Arrangement Fee. The Borrower shall pay (A) to the Administrative Agent and the Arrangers those fees described in and contemplated by the Fee Letter with respect to the applicable Commitment Increase, and (B) to the Arrangers such facility fees as the Revolving Credit Lenders, Term Loan A Lenders or Term Loan B Lenders, as applicable, who are providing an additional Commitment may require to increase the aggregate Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arrangers shall pay to the Lenders acquiring the applicable Commitment Increase certain fees pursuant to their separate agreement; and

(ii)           No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Aggregate Revolving Credit Commitment, Term Loan A Commitments or Term Loan B Commitments are increased, there shall exist no Unmatured Default or Default; and

(iii)          Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the date of such Increase Notice and on the date the Aggregate Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment is increased, both immediately before and after the Aggregate Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment is increased, except to the extent of changes resulting from transactions permitted by the Loan Documents, and except that if any representation and warranty is as of a specified date, such representation and warranty shall be true and correct in all material respects as of such date; and

(iv)         Term Loan B Commitment Amendment. In connection with the initial increase of the Term Loan B Commitment, the Borrower, the Administrative Agent and each Term Loan B Lender shall execute and deliver to the Administrative Agent the Term Loan B Commitment Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence or secure the increase of the Term Loan B Commitment including evidence of authority to borrow, certifications and opinions as the Administrative Agent may reasonably require in its sole and absolute discretion. The Administrative Agent shall promptly notify each Lender as to the effectiveness of the Term Loan B Commitment Amendment. The Term Loan B Commitment Amendment, without the consent of any other Lender, shall effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Term Loan B Lenders and the Borrower, to implement the terms of Term Loan B Commitment, including any amendments necessary to establish the Term Loan B Commitment, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent, the Term Loan B Lenders and the Borrower in connection with the establishment of such Term Loan B Commitment.

(v)          Additional Documents. The Borrower and the Guarantors shall execute and deliver to Administrative Agent and the Lenders such additional customary documents, instruments, evidence of authority to borrow, certifications and opinions as the Administrative Agent may reasonably require, including, without limitation, an amendment to this Agreement with respect to the pricing and the Term Loan B Maturity Date, a Compliance Certificate, demonstrating compliance with all covenants and, to the extent required by clause (iii) above, representations and warranties set forth in the Loan Documents after giving effect to the increase and the Borrower shall pay all costs and expenses which are required hereunder to be paid in connection with such increase.

2.24.      Unencumbered Properties.

(a)          The Eligible Unencumbered Properties which have been approved by the Lenders and the Administrative Agent as of the Agreement Effective Date are listed on Exhibit H-1 attached hereto and made a part hereof (the “Initial Unencumbered Properties”). Borrower hereby certifies that, as of the Agreement Effective Date, each of the Projects listed on Exhibit H-2 would meet the criteria to be an Eligible Unencumbered Property except that each has existing Lien(s) due to existing Indebtedness (such properties being the “Lien Properties”). On the date that Borrower delivers to Administrative Agent, which such date shall be within sixty (60) days of the Agreement Effective Date, evidence reasonably satisfactory to Administrative Agent of the repayment of any such existing Indebtedness and the release of any such Lien(s) affecting any of the Lien Properties, so that such Lien Properties thereby meet all criteria to be Eligible Unencumbered Properties, such Lien Properties shall be deemed to be approved Eligible Unencumbered Properties.

(b)          Addition of Eligible Unencumbered Properties to Unencumbered Pool.(c)          Not less than ten (10) Business Days prior to the date on which (a) Borrower expects a Wholly-Owned Subsidiary to acquire a Project that will become an Eligible Unencumbered Property or (b) a Project already owned by a Wholly-Owned Subsidiary is to be designated to become an Eligible Unencumbered Property, Borrower shall notify the Administrative Agent thereof in writing. The Administrative Agent shall notify Borrower in writing within ten (10) Business Days after it receives notice thereof if the Administrative Agent has determined that such Project is an Eligible Unencumbered Property. If a proposed Unencumbered Property does not meet all of the requirements needed to qualify as an Eligible Unencumbered Property, the Administrative Agent shall, within five (5) Business Days after making such determination, request special approval for the addition of such proposed Unencumbered Property to the Unencumbered Pool from the Lenders. The Lenders shall respond to such request within ten (10) Business Days and the failure of any Lender to respond to any such request within such period shall be deemed an approval by such non-responding Lender. Such non-compliant Property shall be added to the Unencumbered Pool only if the Required Lenders shall approve (or are deemed to approve) the addition of such a non-compliant Property to the Unencumbered Pool. If the Administrative Agent notifies Borrower that any Project has been so approved to become a Unencumbered Property, then, as a condition precedent to such Project actually becoming an Unencumbered Property, Borrower shall satisfy, or shall cause the applicable Subsidiary Guarantor owning such Project to execute and deliver a Joinder Agreement with respect to the Subsidiary Guaranty, if such Subsidiary Guarantor has not already executed a Subsidiary Guaranty, all as described in Section 6.21 below.

(c)          Sale, Contribution or Financing of an Unencumbered Property. Provided no Default or Unmatured Default shall have occurred hereunder or under the other Loan Documents and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 2.24(c)), Borrower may (i) sell an Unencumbered Property (or Borrower may sell its ownership interest in such Subsidiary Guarantor), (ii) contribute an Unencumbered Property (or Borrower may contribute its ownership interest in such Subsidiary Guarantor) to an existing or newly formed Investment Affiliate (iii) create a Lien securing Indebtedness on an Unencumbered Property or (iv) request that a particular Project no longer constitutes an Unencumbered Property (for purposes of this Section, such a sale or contribution of an Unencumbered Property or the creation of such a Lien or recharacterization of such Project shall be referred to as a “Unencumbered Property Release Transaction”) upon the following terms and conditions:

(i)            Borrower shall deliver to the Administrative Agent written notice of the desire to consummate such Unencumbered Property Release Transaction on or before the date that is ten (10) Business Days prior to the date on which the Unencumbered Property Release Transaction is to be effected;

(ii)           On or before the date that is five (5) Business Days prior to the date of the Unencumbered Property Release Transaction is to be effected, Borrower shall submit to the Administrative Agent a certificate, which shall be subject to the Administrative Agent’s review and reasonable approval, on behalf of the Lenders, setting forth the Unsecured Leverage Ratio and Unsecured Debt Service Coverage Ratio on a pro forma basis as of the date of the proposed Unencumbered Property Release Transaction giving effect to: (A) the Unencumbered Property Release Transaction, (B) any contemplated paydown of the Outstanding Facility Amount in connection with such Unencumbered Property Release Transaction and (C) any other Projects that became or are becoming an Eligible Unencumbered Property prior to the scheduled date of the Unencumbered Property Release Transaction (the “Pro Forma Calculations”);

(iii)          If the Pro Forma Calculations show that Borrower will be out of compliance with the covenants contained in clauses (e) and (f) of Section 6.17 or with any of the limitations set forth in the definition of Eligible Unencumbered Property or in this Section 2.24, Borrower shall, before the closing of the Unencumbered Property Release Transaction, either add to the Unencumbered Property Pool an additional Eligible Unencumbered Property that causes Borrower to be in compliance with such covenants and conditions or pay down (which, if applicable to the Revolving Credit Loans, shall be made without any corresponding permanent reduction of Revolving Credit Commitments) the Outstanding Facility Amount sufficiently to permit Borrower to be in compliance with those covenants and conditions;

(iv)         To the extent that any such sale, disposition or financing of all or a portion of an Unencumbered Property (or of any ownership interest in a Subsidiary Guarantor owning such Unencumbered Property) occurs as permitted by this Section 2.24, Borrower shall make a principal payment (which, if applicable to the Revolving Credit Loans, shall be made without any corresponding permanent reduction of Revolving Credit Commitments) on the Notes as and to the extent required by Section 2.3(b) of this Agreement. Notwithstanding the foregoing, the Administrative Agent shall not be obligated to release any such Subsidiary from the Subsidiary Guaranty if (i) such Subsidiary owns any other Unencumbered Properties that are not being so released from such status or (ii) a Default or Unmatured Default has occurred and is then continuing. In addition, effective as of the date on which Borrower receives an Investment Grade Rating or any date thereafter on which Borrower maintains such an Investment Grade Rating, Borrower may request, upon not less than five (5) Business Days prior written notice to the Administrative Agent, the release of all Subsidiary Guarantors from the Subsidiary Guaranty which release shall be effected by the Administrative Agent so long as no Default or Unmatured Default shall have occurred and be then continuing. Notwithstanding the foregoing, if any such Subsidiary Guarantor shall then continue to have outstanding Recourse Indebtedness or Guarantee Obligations to other creditors (other than to the Borrower or any of its Subsidiary Guarantors), the release of such Subsidiary Guarantor from the Subsidiary Guaranty shall be deferred until such Subsidiary Guarantor has been released from, or is simultaneously released from, such other Recourse Indebtedness or Guarantee Obligations.

(v)          Upon the occurrence of the Unencumbered Property Release Transaction, the underlying Project shall no longer be an Unencumbered Property.

Notwithstanding anything to the contrary in this Section 2.24(c), no Unencumbered Property shall be released from the Unencumbered Pool without Required Lender approval if such release will cause the Unencumbered Pool to have fewer than ten (10) Unencumbered Properties remaining or if it would reduce the Unencumbered Pool Value below $200,000,000.

2.25.      Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)          the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR Base Rate for such Interest Period, or

(b)          the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that LIBOR Base Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to any Lender of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made as Floating Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Rate Loans shall be continued as Floating Rate Loans and (z) any outstanding LIBOR Rate Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Floating Rate Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent shall promptly do when the applicable condition no longer exists), no further LIBOR Rate Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to LIBOR Rate Loans; provided, however, that the failure of the Administrative Agent to withdraw such notice promptly shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(c)          If at any time the Borrower and the Administrative Agent determine in good faith that (i) the circumstances set forth in clause (a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) have not arisen but the supervisor for the administrator of the LIBOR Base Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Base Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor in good faith to establish an alternate rate of interest to the LIBOR Base Rate that is generally accepted as the then prevailing market convention for determining a rate of interest (including the making of appropriate adjustments to such alternate rate and this Agreement (x) to preserve pricing in effect at the time of selection of such alternate rate and (y) other changes necessary to reflect the available interest periods for such alternate rate) for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 8.2, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders pursuant to Section 2.25(b), a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii) of the first sentence of this paragraph, only to the extent the LIBOR Base Rate for such Interest Period is not available or published at such time on a current basis), (x) any request for the conversion of any Loan to, or continuation of any Loan as, a LIBOR Rate Loan shall be ineffective and (y) if any borrowing request requests a LIBOR Rate Loan, such LIBOR Rate Loan shall be made as a Floating Rate Loan.

ARTICLE IIA

LETTER OF CREDIT SUBFACILITY

2A.1      Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower, one or more Facility Letters of Credit in accordance with this Article IIA, from time to time during the period commencing on the Agreement Effective Date and ending on a date thirty (30) days prior to the then current Revolving Credit Termination Date.

2A.2      Types and Amounts. The Issuing Bank shall not have any obligation to:

(i)            issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

(ii)           issue any Facility Letter of Credit if, after giving effect thereto, (1) the then applicable Outstanding Facility Amount would exceed the then current Aggregate Commitment or (2) the then-applicable Outstanding Revolving Credit Amount would exceed the then-current aggregate Revolving Credit Commitments or (2) the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit; or

(iii)          issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date beyond the then-current Revolving Credit Termination Date, provided, further, that a Facility Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Credit Termination Date, so long as the Borrower delivers to the Administrative Agent for the benefit of the Revolving Credit Lenders no later than the then Revolving Credit Termination Date either (1) cash collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the stated amount of such Letter of Credit, (2) a backup Letter of Credit having terms acceptable to the Issuing Bank and issued by a domestic financial institution having a rating assigned by Moody’s or S&P to its senior unsecured debt of AA/Aa2 or better (or otherwise acceptable to the Issuing Bank) or (3) other collateral satisfactory to the Issuing Bank. Upon the expiration, cancellation or termination of a Facility Letter of Credit for which cash, a backup Letter of Credit or other collateral has been provided pursuant to the preceding clause (1), (2) or (3), the Administrative Agent (or the Issuing Bank, as the case may be) shall promptly return any such backup Letter of Credit to the Borrower or release such collateral if such extension is not exercised or is not exercisable.

2A.3      Conditions. In addition to being subject to the satisfaction of the conditions contained in Article IV hereof, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)            the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

(ii)           as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter of Credit in particular; and

(iii)          there shall not exist any Default.

2A.4      Procedure for Issuance of Facility Letters of Credit.

(a)          Borrower shall give the Issuing Bank and the Administrative Agent at least three (3) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”) and shall immediately provide the Issuing Bank and the Administrative Agent with a Notice signed by an Authorized Officer and containing all information required to be contained in such Notice, which notice shall be irrevocable except as provided in Section 2A.4(b)(i) below, and shall specify:

1.            the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);

2.            the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);

3.            the date on which such requested Facility Letter of Credit is to expire (which day shall be a Business Day), subject to Section 2A.2(iii) above;

4.            the purpose for which such Facility Letter of Credit is to be issued;

5.            the Person for whose benefit the requested Facility Letter of Credit is to be issued; and

6.            any special language required to be included in the Facility Letter of Credit.

Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than noon (Cleveland time) on the last Business Day on which notice can be given under this Section 2A.4(a).

(b)          Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Article IV hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit given not later than the Business Day immediately preceding the Issuance Date, or (ii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.

(c)          The Issuing Bank shall give the Administrative Agent (who shall promptly notify the Revolving Credit Lenders) and the Borrower Notice of the issuance of a Facility Letter of Credit (the “Issuance Notice”).

(d)          The Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.

2A.5      Reimbursement Obligations; Duties of Issuing Bank.

(a)          The Issuing Bank shall promptly notify the Borrower and the Administrative Agent (who shall promptly notify the Revolving Credit Lenders) of any draw under a Facility Letter of Credit. Any such draw shall not be deemed to be a default hereunder but shall constitute an Advance of the Revolving Credit Facility in the amount of the Reimbursement Obligation with respect to such Facility Letter of Credit and shall bear interest from the date of the relevant drawing(s) under the pertinent Facility Letter of Credit at the Floating Rate; provided that if a Default regarding the non-payment of any monetary obligations to the Administrative Agent or the Lenders exists at the time of any such drawing(s), then the Borrower shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by the Issuing Bank no later than the next succeeding Business Day after the payment by the Issuing Bank and until repaid such Reimbursement Obligation shall bear interest at the Default Rate.

(b)          Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Revolving Credit Lender or, provided that such Issuing Bank has complied with the procedures specified in Section 2A.4, relieve any Revolving Credit Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance, and that they appear to comply on their face, with the requirements of such Letter of Credit.

2A.6      Participation.

(a)          Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in this Article IIA, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Revolving Credit Lender’s Revolving Credit Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and all related rights hereunder and under the Subsidiary Guaranty and other Loan Documents.

(b)          In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 2A.5 hereof, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Revolving Credit Percentage of the unreimbursed amount of such payment, and the Administrative Agent shall promptly pay such amount to the Issuing Bank. A Revolving Credit Lender’s payments of its Revolving Credit Percentage of such Reimbursement Obligation as aforesaid shall be deemed to be a Revolving Credit Loan by such Lender and shall constitute outstanding principal under such Lender’s Note for Revolving Credit Loans. The failure of any Revolving Credit Lender to make available to the Administrative Agent for the account of the Issuing Bank its Revolving Credit Percentage of the unreimbursed amount of any such payment shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Revolving Credit Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Administrative Agent its Revolving Credit Percentage of the unreimbursed amount of any payment on the date such payment is to be made. Any Revolving Credit Lender which fails to make any payment required pursuant to this Section 2A.6(b) shall be deemed to be a Defaulting Lender hereunder.

(c)          Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Revolving Credit Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Revolving Credit Percentage thereof.

(d)          Upon the request of the Administrative Agent or any Lender, the Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or any Lender.

(e)          The obligations of a Revolving Credit Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit, and such payments shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

2A.7      Payment of Reimbursement Obligations.

(a)          The obligation of the Borrower to pay to the Administrative Agent for the account of the Issuing Bank the amount of all Advances for Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit when due shall be absolute and unconditional, irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

(i)           any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)          the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);

(iii)         any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)        the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v)         the occurrence of any Default.

(b)          In the event any payment by the Borrower received by the Issuing Bank or the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Revolving Credit Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent or Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Revolving Credit Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Revolving Credit Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Administrative Agent upon the amount required to be repaid by the Issuing Bank or the Administrative Agent.

2A.8      Compensation for Facility Letters of Credit.

(a)          The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Credit Lenders (including the Issuing Bank), based upon such Lenders’ respective Revolving Credit Percentages, a per annum fee (the “Facility Letter of Credit Fee”) as a percentage of the face amount of each Facility Letter of Credit outstanding equal to the LIBOR Applicable Margin in effect from time to time while such Facility Letter of Credit is outstanding. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall accrue on a daily basis and shall be due and payable in arrears on the first Business Day of each calendar quarter following the issuance of such Facility Letter of Credit and, to the extent any such fees are then due and unpaid, on the Revolving Credit Termination Date or any other earlier date that the Advances and Facility Letter of Credit Obligations are due and payable in full. The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Revolving Credit Lenders in accordance with their Revolving Credit Percentages thereof. The Borrower shall not have any liability to any Lender for the failure of the Administrative Agent to promptly deliver funds to any such Revolving Credit Lender and shall be deemed to have made all such payments on the date the respective payment is made by the Borrower to the Administrative Agent, provided such payment is received by the time specified in Section 2.13 hereof.

(b)          The Issuing Bank also shall have the right to receive solely for its own account an issuance fee equal to one-eighth of one percent (0.125%) of the face amount of each Facility Letter of Credit payable by the Borrower on the Issuance Date for each such Facility Letter of Credit and on the date of any increase therein or extension thereof. The Issuing Bank shall also be entitled to receive its reasonable and documented out-of-pocket costs and the Issuing Bank’s customary and documented administrative charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.

2A.9      Letter of Credit Collateral Account.

The Borrower hereby agrees that it will immediately upon the occurrence of a Default, or prior to the Revolving Credit Termination Date if a Facility Letter of Credit is outstanding and unexpired on such date as provided in Section 2A.2(iii) above, establish a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Credit Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Letter of Credit Collateral Account shall hold the deposits the Borrower is required to make upon the Revolving Credit Termination Date related to any such outstanding and unexpired Facility Letter of Credit or after a Default on account of any outstanding Facility Letters of Credit as described in Section 8.1. In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of the Revolving Credit Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account, including income earned thereon. The Revolving Credit Lenders acknowledge and agree that the Borrower has no obligation to fund the Letter of Credit Collateral Account unless and until so required under Section 2A.2(iii) or Section 8.1 hereof.

ARTICLE III.

CHANGE IN CIRCUMSTANCES

3.1.        Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)          subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Rate Loans, or

(b)          imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than the Reserve Requirement and any other reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Advances), or

(c)          imposes any other condition the direct result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Rate Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Rate Loans, by a material amount, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Rate Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Rate Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2.        Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within fifteen (15) days of demand by such Lender, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender, acting in good faith and not on an arbitrary or capricious basis, using any reasonable method, determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change”, regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, including transition rules, and any amendments to such guidelines, rules and regulations adopted prior to the Agreement Effective Date.

3.3.        Availability of Types of Advances. If any Lender in good faith determines that maintenance of any of its LIBOR Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance and, if required by such applicable law, rule, regulation or directive, require any LIBOR Rate Loans of the affected Type be converted to Floating Rate Loans; or if any Lender in good faith determines that (i) deposits of a type or maturity appropriate to match fund LIBOR Rate Advances are not available, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advances made after the date of any such determination.

3.4.        Funding Indemnification. If any payment of a ratable LIBOR Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, the Borrower will indemnify each Lender for any actual loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the ratable LIBOR Rate Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.

3.5.        Taxes.

(a)          All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(b)          In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c)          The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses so long as the Administrative Agent or such Lender has promptly paid any such Taxes or Other Taxes) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6. Notwithstanding anything to the contrary in this Section 3.5, the Borrower shall not be obligated to indemnify the Administrative Agent or any Lender against, or reimburse them for, any Excluded Taxes.

(d)          Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date it becomes a party to the Agreement, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN-E, W-8ECI or W-8IMY, as applicable, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered included in “Excluded Taxes”.

(e)          For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.

(f)           Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

(g)          If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)          If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(h) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.

(i)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(i) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 3.5(i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5(i) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.5(i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.6.        Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Rate Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable thirty (30) days after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Notwithstanding the foregoing, a Lender shall not have the right to request payment of amounts under Sections 3.1, 3.2 or 3.5 to the extent that such amounts relate to obligations accruing more than one hundred twenty (120) days prior to the date upon which such Lender requests payment from the Borrower, provided however that, if any change in law giving rise to such increased costs is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

ARTICLE IV.
CONDITIONS PRECEDENT

4.1.        Initial Advance. The Lenders shall not be required to make the initial Advance hereunder, or issue the initial Facility Letter of Credit hereunder, unless and until (a) the Borrower shall, prior to or concurrently therewith, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have furnished to the Administrative Agent the following:

(a)          The duly executed originals of this Agreement (with sufficient originals thereof for each of the Lenders), the Notes payable to each of the Lenders, the Subsidiary Guaranty and any other additional Loan Documents;

(b)          (A) Certificates of good standing for each Loan Party from its state of organization, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Effective Date, and (B) foreign qualification certificates for each Loan Party certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Effective Date, for each jurisdiction in which an Unencumbered Property owned by such Loan Party is located;

(c)          Copies of the formation documents (including code of regulations, if appropriate) of the Loan Parties, certified by an officer of the Borrower or such other Loan Party, as appropriate, together with all amendments thereto;

(d)          Incumbency certificates, executed by officers of the Loan Parties, which shall identify by name and title and bear the signature of the Persons authorized to sign this Agreement and the additional Loan Documents and to make borrowings hereunder on behalf of such parties, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party;

(e)          Copies, certified by a Secretary or an Assistant Secretary of the applicable Loan Party, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of this Agreement and the additional Loan Documents to be executed and delivered by the applicable Loan Party;

(f)           (i) A written opinion of the Loan Parties’ special counsel, Proskauer Rose LLP, addressed to the Lenders and in form reasonably satisfactory to the Administrative Agent, and (ii) a written opinion of the Loan Parties’ special Maryland counsel, Venable LLP, addressed to the Lenders and in form reasonably satisfactory to the Administrative Agent;

(g)          A certificate, signed by an Authorized Officer of the Borrower, stating that on the Agreement Effective Date no Default or Unmatured Default has occurred and is continuing, and there has been no change in the financial condition or business of the Borrower and the Consolidated Group taken as a whole since the date of the most recent financial statements delivered to the Administrative Agent which would reasonably be expected to have a Material Adverse Effect and that all representations and warranties of the Borrower are true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of the Agreement Effective Date (or, to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date, except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects on such earlier date);

(h)          The most recent quarterly financial statements of the Borrower;

(i)            UCC financing statement searches with respect to the Borrower and each of the other Loan Parties from the state of its organization and with respect to each owner of an Initial Unencumbered Property from the state in which such Unencumbered Property is located;

(j)            Written money transfer instructions, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(k)          A pro forma compliance certificate in the form of Exhibit A, utilizing the covenants established herein and executed by the Borrower’s chief financial officer or chief accounting officer;

(l)            Evidence that all fees due to each of the Lenders with respect to this Agreement have been paid;

(m)         A subordination agreement executed by the Advisor in the form attached hereto as Exhibit K and made a part hereof;

(n)          A Beneficial Ownership Certification, if Borrower qualifies as a legal entity customer under the Beneficial Ownership Regulation, which such Beneficial Ownership Certification shall also be delivered to any Lender that so requests in addition with any other “know your customer” information that such Lender requests;

(o)          Intentionally Omitted;

(p)          The absence of any action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or Governmental Authority that is reasonably likely to have a Material Adverse Effect on the Borrower and the Consolidated Group, taken as a whole, or that could reasonably be expected to have a Material Adverse Effect on any transaction contemplated hereby or on the ability of the Borrower or the Subsidiary Guarantors, taken as a whole, to perform their respective obligations under the Loan Documents; and

(q)          Such other documents as the Administrative Agent or its counsel may have reasonably requested prior to the Agreement Effective Date, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender upon delivery of its executed signature page to the Administrative Agent without conditions for release or, if a Lender delivers its signature page with conditions for release, notice from that Lender to the Administrative Agent (or its counsel) that such conditions for release have been met.

4.2.        Each Advance and Issuance. The Lenders shall not be required to make any Advance or issue any Facility Letter of Credit unless on the applicable Borrowing Date:

(a)          Prior to, and after giving effect to such Advance or issuance, there shall not exist any Default or Unmatured Default; and

(b)          The representations and warranties contained in Article V are true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such Borrowing Date with respect to the Loan Parties in existence on such Borrowing Date, except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of such earlier date (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects on such earlier date) or (ii) for changes in factual circumstances which are permitted by this Agreement.

Each Borrowing Notice and each Letter of Credit Request with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) (in the case of the initial Borrowing Notice) and (b) have been satisfied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.        Existence. Borrower is a corporation duly organized and validly existing under the laws of the State of Maryland, with its principal place of business in Oak Brook, Illinois and is duly qualified as a foreign corporation, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not reasonably be expected to have a Material Adverse Effect. Each of the Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) in the case of any such Subsidiary that is not a Subsidiary Guarantor, where the failure to be duly formed or validly existing would not reasonably be expected to have a Material Adverse Effect, and (ii) in each case, where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not reasonably be expected to have a Material Adverse Effect.

5.2.        Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a proceeding of equity or at law.

5.3.        No Conflict; Government Consent. Neither the execution and delivery by the Borrower or the other Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, or any of the Subsidiary Guarantors or the Borrower’s or any Subsidiary Guarantor’s articles of incorporation, operating agreement, partnership agreement, or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or any of the Subsidiary Guarantors is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary Guarantor pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required as a condition to the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than (i) those already obtained, (ii) filings after the date hereof of disclosures with the U.S. Securities and Exchange Commission and(iii) as may be required hereafter with respect to tenant improvements, repairs or other work with respect to any real estate.

5.4.        Financial Statements; Material Adverse Effect. All consolidated financial statements of the Loan Parties heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Loan Parties at such date and the consolidated results of their operations for the period then ended and include all material contingent obligations, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Effective Date, there was no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.5.        Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.6.        Litigation. Except as set forth on Schedule 5.6 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened in writing against or affecting the Loan Parties which could reasonably be expected to have a Material Adverse Effect.

5.7.        Subsidiaries. Schedule 5.7 hereto contains, an accurate list of all Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation or formation and the percentage of their respective capital stock or partnership or membership interest owned by the Borrower or other Subsidiaries as of the date hereof. All of the issued and outstanding shares of capital stock of such Subsidiaries that are corporations have been duly authorized and issued and are fully paid and non-assessable.

5.8.        ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans. As of the Agreement Effective Date and throughout the term of this Agreement, (a) Borrower is not and will not be (i) an “employee benefit plan,” as defined in Section 3(3) of ERISA or (ii) a “plan” within the meaning of Section 4975(e) of the Code; (b) no assets of Borrower constitute or will constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA; (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (d) no transactions by or with Borrower are or will be subject to federal, state or local statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans.

5.9.        Accuracy of Information. No written information, exhibit or report (other than any third-party report and other than any projections, estimates or other forward-looking information) furnished by the Loan Parties to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, when taken as a whole (and after giving effect to any supplements thereto), contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.10.      Regulations of the Board. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

5.11.      Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.

5.12.      Compliance With Laws. The Borrower and each Subsidiary Guarantor has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its Property, except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect. The Loan Parties have not received any written notice to the effect that their operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.13.      Ownership of Properties. On the date of this Agreement, the Borrower and the Subsidiary Guarantors will have good and marketable title, free of all Liens other than those permitted by Section 6.14, to all of the Unencumbered Properties.

5.14.      Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15.      Solvency. (a) Immediately after the Agreement Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)          The Borrower and its Subsidiaries on a consolidated basis have not incurred debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.16.      Insurance. The Loan Parties carry, or cause to be carried, insurance on their Projects, including each Unencumbered Property, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:

(a)          Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Projects (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);

(b)          Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;

(c)          Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and

(d)          Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.

5.17.      REIT Status. Borrower is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.

5.18.      Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Effective Date except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement or on Schedule 5.18 attached hereto or to the extent that the facts and circumstances giving rise to the failure of any such representations and warranties to be true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)            Based upon the environmental assessments with respect to such Projects delivered to the Administrative Agent and otherwise only to the current actual knowledge of the Borrower, all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(ii)           Neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have any current actual knowledge that any such notice will be received or is being threatened.

(iii)          Based upon the environmental assessments with respect to such Projects delivered to the Administrative Agent and otherwise only to the current actual knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of to or from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern migrated or been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.

(iv)         Borrower has no written notice that any judicial proceedings or governmental or administrative actions are pending, and, to the current actual knowledge of the Borrower, none are threatened in writing, under any Environmental Law to which the Borrower or any of its Subsidiaries is, or, to the Borrower’s current actual knowledge, will be, named as a party with respect to the Projects of the Borrower and its Subsidiaries, and Borrower has no written notice or current actual knowledge that there are any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.

(v)          Based solely upon the environmental assessments with respect to such Projects delivered to the Administrative Agent and otherwise only to the current actual knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.19.      Sanctions Laws and Regulations. None of the Borrower or the other Loan Parties or the Advisor or the Property Manager, or to the Borrower’s current actual knowledge any of their respective directors or officers acting or benefiting in any capacity in connection with this Agreement, or any of their respective Affiliates, is a Designated Person. In addition, Borrower hereby agrees to provide to any Lender any additional information that any Lender reasonably requests in writing and deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

5.20.      Unencumbered Properties. As of the Agreement Effective Date, Exhibit H is a correct and complete list of all Unencumbered Properties. Each of the Unencumbered Properties included by Borrower in calculations of the Unencumbered Pool Value satisfies all of the requirements contained in this Agreement for the same to be included therein.

5.21.      Beneficial Ownership Certification. As of the Agreement Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE VI.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.        Financial Reporting. The Borrower will maintain for the Consolidated Group a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(a)          By posting as provided below, the Form 10-Q as filed with the Securities and Exchange Commission, for each of the first three fiscal quarters of any fiscal year, for the Consolidated Group, provided that such posting shall occur no later than sixty (60) days after the end of such fiscal quarter;

(b)          At or about the time of the quarterly and annual financial statements required to be posted as provided herein, the following reports, all certified by an Authorized Officer of the Borrower:

(1)          a schedule listing all Projects of the Borrower and its Subsidiaries and summary information for each such Project, including location, square footage, occupancy, Net Operating Income and debt, and

(2)          a statement of the Adjusted NOI and occupancy percentage of the Unencumbered Pool as of the end of the prior fiscal quarter.

(c)          By posting as provided below, the Form 10-K filed with the Securities and Exchange Commission, for each fiscal year, for the Consolidated Group, provided that such posting shall occur no later than one hundred twenty (120) days after the end of such fiscal year;

(d)          At or about the time of the quarterly and annual financial statements required to be posted hereunder, a compliance certificate in substantially the form of Exhibit A hereto signed by the Borrower’s chief financial officer, chief accounting officer or chief operating officer showing the calculations and computations necessary to determine compliance with this Agreement as of the last day of the period covered by such quarterly or annual financial statement, including without limitation such information as is reasonably requested by the Administrative Agent to determine compliance as of such date with the covenants contained in Sections 6.11, 6.16 and 6.17 of this Agreement, and stating that no Default or Unmatured Default exists with respect to Section 5.19 and, to such officer’s knowledge, no other Default or Unmatured Default exists, or if any Default or Unmatured Default exists with respect to Section 5.19, or to such officer’s knowledge, any other Default or Unmatured Default exists, stating the nature and status thereof;

(e)          As soon as possible and in any event within ten (10) days after a responsible officer of the Borrower receives written notice of the facts giving rise to any such ERISA Event, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in an Default under Section 7.11 of this Agreement;

(f)           As soon as possible and in any event within ten (10) days after receipt by any responsible officer of the Borrower, a copy of (i) any written notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Material of Environmental Concern into the environment, and (ii) any written notice from any Governmental Authority alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in the case of either (i) or (ii) could reasonably be expected to have a Material Adverse Effect;

(g)          By publication as provided below, all financial statements, reports and proxy statements filed with the U.S. Securities and Exchange Commission; and

(h)          Such other information (including, without limitation, financial statements for the Borrower, statements detailing the contributions to Adjusted NOI from individual Projects and non-financial information) as the Administrative Agent may from time to time reasonably request.

At the Borrower’s option, the Borrower may deliver information required to be delivered pursuant to this Section 6.1 by posting any such information to an internet website maintained by the Borrower or to the website of the Securities and Exchange Commission (www.sec.gov). Any such information provided in such manner shall be deemed to have been delivered to the Administrative Agent and the Lenders on the date on which such information has been posted, but only if such information is publicly available without charge on such website.

6.2.        Use of Proceeds. The Borrower will use, and will cause each of its Subsidiaries to use, the proceeds of the Advances for its own account for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of its business, including without limitation the repayment of Indebtedness, Property acquisitions and Permitted Investments, capital expenditures, development, redevelopment, capital reserves and working capital. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, or (ii) to fund any purchase of, or offer for, a controlling portion of the Equity Interests of any Person, unless the board of directors or other manager of such Person has consented to such offer. The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary or joint venture partner or, to its knowledge, to any other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, in each case, in violation of any Sanctions Laws and Regulations, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.

6.3.        Notice of Default. The Borrower will give notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect promptly after obtaining knowledge thereof.

6.4.        Conduct of Business. The Borrower will do, and will cause each Loan Party to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a trust, corporation, limited liability company, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers not prohibited hereunder and Permitted Investments) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition of commercial properties, providing Notes Receivable, engaging in construction activities and any business activities and investments incidental thereto (including investments in Marketable Securities) and certain additional activities permitted within the limitations imposed on such additional activities pursuant to Section 6.19 below.

6.5.        Taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them or their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

6.6.        Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.16 on all their Projects and the Borrower will furnish to the Administrative Agent upon reasonable request full information as to the insurance carried.

6.7.        Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.

6.8.        Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects, in good condition and repair, working order and condition (ordinary wear and tear excepted), except in each case where the failure to so maintain, preserve, protect and keep in good condition and repair would not reasonably be expected to have a Material Adverse Effect.

6.9.        Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent upon reasonable notice and during normal business hours and, so long as no Default then exists, at the Administrative Agent’s or Lenders’ sole cost and expense, and subject to rights of tenants, by its representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent may designate.

6.10.      Maintenance of Status. The Borrower shall at all times maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

6.11.      Dividends; Distributions; Redemptions. The Borrower and its Subsidiaries shall be permitted to declare and pay dividends on their Equity Interests, to make distributions with respect thereto from time to time and to honor requests to redeem their Equity Interests, provided, however, that in no event shall the Borrower: (i) pay any such dividends in cash or make any such distributions in cash or honor any requests to redeem any Equity Interests in cash (including without limitation the declaration and payment of Preferred Dividends in the form of cash), if, as of the last day of any fiscal quarter ending after the Agreement Effective Date based upon Borrower’s compliance certificate required by Section 6.1(d) hereof for such fiscal quarter, such dividends and distributions paid and redemption requests honored on account of the then-current fiscal quarter and the three immediately preceding fiscal quarters, in the aggregate for such period, would cause the Dividend Payout Ratio to exceed 95% for such period or (ii) without the consent of the Administrative Agent and the Required Lenders, pay any such dividends or make any such distributions or make any such redemptions if (A) any Default has occurred and is then continuing or (B) any Unmatured Default arising under Section 7.1 or Section 7.2 hereof has occurred and is then continuing, provided however that Borrower and its Subsidiaries shall in all cases be permitted to distribute whatever amount of dividends and distributions is necessary to maintain the Borrower’s tax status as a real estate investment trust, which dividends and distributions may be made in cash or in Equity Interests at the Borrower’s option.

6.12.      [Intentionally Deleted].

6.13.      Plan Assets. The Borrower hereby covenants and agrees that (i) Borrower shall not use any Plan Assets to repay or secure the Obligations, (ii) no assets of the Borrower or any Subsidiary Guarantor are or will be Plan Assets, (iii) each Plan will be in compliance with all applicable requirements of ERISA and the Code except to the extent any defects can be remedied without material liability to the Borrower under Revenue Procedure 2008-50 or any similar procedure and except to the extent that such non-compliance would not reasonably be expected to have a Material Adverse Effect, and (iv) the Borrower will not have any liability under Title IV of ERISA or Section 412 of the Code with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

6.14.      Liens. (a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except for Permitted Liens and Liens on Properties which are not then included in the Unencumbered Pool (including, for the avoidance of doubt, the equity interests in Subsidiaries of the Borrower that do not own Property included in the Unencumbered Pool and are not otherwise Subsidiary Guarantors), but only to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.

6.15.      Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate which is not a member of the Consolidated Group except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction, but excluding in all events any such transactions, payments or transfers which are (i) disclosed in filings made by the Borrower with the Securities and Exchange Commission, (ii) related to any internalization of the business management services currently provided to the Borrower by the Advisor or the Property Manager or any similar transactions, or (iii) permitted by Section 6.22.

6.16.      Consolidated Tangible Net Worth. The Consolidated Group shall maintain, as of the last day of each fiscal quarter ending after the Agreement Effective Date based upon Borrower’s compliance certificate required by Section  6.1(d) hereof for such fiscal quarter, a Consolidated Tangible Net Worth of not less than $500,000,000 plus seventy five percent (75%) of net cash proceeds of all equity raises consummated after the Agreement Effective Date net of share repurchases and/or tender offers consummated after the Agreement Effective Date.

6.17.      Indebtedness and Cash Flow Covenants. The Borrower shall not permit:

(a)          The Leverage Ratio to be more than sixty percent (60%), as of the last day of any fiscal quarter ending after the Agreement Effective Date based upon Borrower’s compliance certificate required by Section 6.1(d) hereof for such fiscal quarter, provided that no more than twice prior to the final Facility Termination Date the Leverage Ratio as of the last day of not more than two (2) fiscal quarters, which must be consecutive fiscal quarters, may exceed sixty percent (60%), provided that the Leverage Ratio shall never exceed sixty-five percent (65%);

(b)          The Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter ending after the Agreement Effective Date based upon Borrower’s compliance certificate required by Section 6.1(d) hereof, to be less than 1.50 to 1.00;

(c)          The aggregate amount of Secured Indebtedness of the Consolidated Group which is also Recourse Indebtedness to be greater than ten percent (10%) of Gross Asset Value at any time;

(d)          Intentionally Omitted;

(e)          The Unsecured Debt Service Coverage Ratio to be less than 1.75 to 1.00 at any time; provided that no breach of this Section 6.17(e) shall occur unless and until Borrower has failed to make the principal payments required to restore compliance with this covenant as provided in Section 2.3(b);

(f)           The Unsecured Leverage Ratio to be more than sixty percent (60%) at any time, provided that no breach of this Section 6.17(f) shall occur unless and until Borrower has failed to make the principal payments required to restore compliance with this covenant as provided in Section 2.3(b); or

(g)       The Unencumbered Pool Value to be less than $200,000,000, or there to be fewer than ten (10) Unencumbered Properties, at any time.

6.18.      Environmental Matters. Borrower and its Subsidiaries shall:

(i)            Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect, provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the Agreement Effective Date or (ii) at Projects subsequently acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(ii)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect, or (iii) the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(iii)          Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, or its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s reasonable and documented fees (limited, in the case of attorney’s fees, to one external counsel for the Administrative Agent and the Lenders, taken as a whole), investigation and laboratory fees, out-of-pocket response costs, out-of-pocket court costs and out-of-pocket litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of any indemnified party. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

6.19.      Permitted Investments. (a) The Consolidated Group’s activities shall be limited to acquiring and owning commercial properties, providing Notes Receivable, engaging in construction activities and any business activities and investments incidental thereto (including Investments in Marketable Securities) except that the following additional Investments (“Permitted Investments”) shall also be permitted so long as the aggregate value of the Permitted Investments, at then current values, under each of the following clauses (i) through (v), tested as of the last day of any fiscal quarter ending after the Agreement Effective Date based on Borrower’s compliance certificate for such quarter, shall not exceed the individual percentage of Gross Asset Value limits stated in such clause and such aggregate value of the Permitted Investments, at then current values, under all such clauses on a combined basis shall not at any time exceed twenty-five percent (25%) of Gross Asset Value:

(i)            Unimproved Land (other than land included in the definition of Construction-in-Progress) -- (valued at undepreciated GAAP book value, after taking into account any impairments) -- five percent (5%) of Gross Asset Value;

(ii)           Investments in Investment Affiliates (valued at the portion of Gross Asset Value attributable to such entity or its assets as the case may be) -- twenty percent (20%) of Gross Asset Value;

(iii)          Construction-in-Progress (valued at undepreciated GAAP book value, after taking into account any impairments) -- ten percent (10%) of Gross Asset Value;

(iv)         Notes Receivable (valued at undepreciated GAAP book value, after taking into account any impairments) -- five percent (5%) of Gross Asset Value; and

(v)          Marketable Securities-- ten percent (10%) of Gross Asset Value.

6.20.      Negative Pledges. The Borrower agrees that neither the Borrower nor any Subsidiary Guarantor shall enter into or be subject to any agreement governing Indebtedness which contains a Negative Pledge other than restrictions on further subordinate Liens on Projects encumbered by a mortgage, deed to secure debt or deed of trust securing such Indebtedness, or on the direct or indirect ownership interests in the owners of such encumbered Projects.

6.21.      Subsidiary Guaranty. Borrower shall cause each of its existing Subsidiaries listed on Exhibit C-1, which includes the owners of each Initial Unencumbered Property, along with all other current subsidiaries of Borrower, excluding only the Excluded Subsidiaries and the Subsidiaries set forth on Exhibit C-2, which each own a Lien Property, to execute and deliver to the Administrative Agent the Subsidiary Guaranty. Borrower shall cause each Subsidiary that owns a Lien Property to execute and deliver to the Administrative Agent a joinder in the Subsidiary Guaranty in the form of Exhibit A attached to the form of Subsidiary Guaranty within five (5) Business Days after the date such Subsidiary’s Lien Property becomes an Eligible Unencumbered Property. Borrower shall cause each Subsidiary which is hereafter acquired or formed (other than Excluded Subsidiaries) to execute and deliver to the Administrative Agent a joinder in the Subsidiary Guaranty in the form of Exhibit A attached in the form of Subsidiary Guaranty within five (5) Business Days after the acquisition or formation of such Subsidiary. Borrower covenants and agrees that each Subsidiary which it shall cause to execute the Subsidiary Guaranty shall be fully authorized to do so by its supporting organizational and authority documents and shall be in good standing in its state of organization and in the case of any Subsidiary which is the owner of an Unencumbered Property, shall be in good standing in the state in which such Property is located. If a Subsidiary that was not required to join in the Subsidiary Guaranty because it was an Excluded Subsidiary as of the Agreement Effective Date shall subsequently not be precluded from doing so, then Borrower shall cause such Subsidiary to join in the Subsidiary Guaranty within five (5) Business Days after such Subsidiary ceased to be an Excluded Subsidiary. The delivery by Borrower to the Administrative Agent of any such joinder shall be deemed a representation and warranty by Borrower that each Subsidiary which Borrower caused to execute the Subsidiary Guaranty has been fully authorized to do so by its supporting organizational and authority documents and is in good standing in its state of organization and in the case of a Subsidiary which is the owner of an Unencumbered Property, is in good standing in the state in which such Property is located.

6.22.      Subordination of Advisor’s Fees. Any fees payable to the Advisor by the Borrower or any other member of the Consolidated Group will be payable no more frequently than quarterly (other than acquisition fees which may be paid on or about the time of the related acquisition), and all such fees shall be subordinated to payment of all Obligations then due and payable to the Administrative Agent or the Lenders as provided in the subordination agreement attached as Exhibit K and shall not be paid unless the Borrower is in compliance with all of its obligations under the Loan Documents at the time of such payment and no Unmatured Default or Default then exists hereunder (it being understood and agreed that during the continuance of any Unmatured Default or Default, such fees may continue to accrue and become payable upon the waiver, termination or cure of such Unmatured Default or Default).

6.23.      Mergers, Consolidations and Sales of Assets. The Borrower will not, and will not permit any Subsidiary which is an owner of an Unencumbered Property (unless such Subsidiary is released or being released as a Subsidiary Guarantor at such time) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it. In addition, the Borrower will not permit the Consolidated Group, in the aggregate, to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) during any period of four (4) consecutive fiscal quarters assets of the Consolidated Group representing an aggregate value of more than twenty percent (20%) of the Gross Asset Value in effect on the first day of such period. Notwithstanding the foregoing, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing: (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, provided that following such transaction Borrower remains an entity organized under the laws of the United State of America, (ii) any Subsidiary may merge into any other member of the Consolidated Group in a transaction in which the surviving entity is a member of the Consolidated Group and remains an entity organized under the laws of the United States of America, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another member of the Consolidated Group and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.       Nonpayment of any principal payment due hereunder or under any Note when due.

7.2.       Nonpayment of interest upon any Note or of any fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3.       The breach of any of the terms or provisions of Sections 6.2, 6.4 (with respect to the Borrower), 6.10, 6.11, 6.16, 6.17, 6.19, 6.20, 6.21, 6.22 or 6.23.

7.4.       Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made, provided that the facts or conditions giving rise to such falsity are not corrected by the Borrower within thirty (30) days after written notice of such falsity from the Administrative Agent.

7.5.       The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent.

7.6.       The default by the Borrower or any other member of the Consolidated Group beyond any applicable notice and cure period in the payment of any amount due under, or the performance of any term, provision or condition contained in, any agreement with respect to (A) Recourse Indebtedness of the Borrower or of any other member of the Consolidated Group if the aggregate amount of Recourse Indebtedness so in default exceeds Twenty Five Million Dollars ($25,000,000) (provided that if the total underlying Indebtedness so in default exceeds the portion which constitutes Recourse Indebtedness, only the portion that constitutes Recourse Indebtedness shall be taken into account in determining such $25,000,000 threshold), or (B) any Non-Recourse Indebtedness of the Borrower or any other member of the Consolidated Group in excess of Seventy Five Million Dollars ($75,000,000) in the aggregate, (any such Indebtedness causing the applicable threshold in clause (A) or clause (B) to be exceeded being referred to herein as “Material Indebtedness”) or any other event shall occur or condition exist, which causes or permits any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.7.       The Borrower or any Subsidiary Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) fail to contest in good faith any appointment or proceeding described in Section 7.8, or (vi) admit in writing its inability to pay its debts generally as they become due.

7.8.       A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary Guarantor or for any Substantial Portion of the Property of the Borrower or any Subsidiary Guarantor or a proceeding described in Section 7.7(iv) shall be instituted against the Borrower or any Subsidiary Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.9.       The Borrower or any Subsidiary Guarantor shall fail within forty-five (45) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against the Borrower or any Subsidiary Guarantor would exceed $25,000,000 in the aggregate in any calendar year, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.10.       Any Subsidiary other than a Subsidiary Guarantor shall fail within forty-five (45) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against all Subsidiaries which are not Subsidiary Guarantors would exceed $75,000,000 in the aggregate in any calendar year, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.11.       An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $10,000,000 in any year or (ii) $25,000,000 for all periods.

7.12.       Any Change in Control shall occur.

7.13.       Failure to complete any direct remediation obligation within the time period permitted by law or governmental order (or within a reasonable time in light of the nature of the problem if no specific time period is so established) with respect to material environmental problems at Projects owned by the Borrower or any of its Subsidiaries whose aggregate book values are in excess of $25,000,000 after all administrative hearings and appeals have been concluded, and if litigation is applicable to such obligation, after a final non-appealable judgment of a court of competent jurisdiction has been entered.

7.14.       The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace or cure therein provided.

7.15.       The attempted disavowal, revocation or termination by the Borrower or any Loan Party of any of the Loan Documents.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.        Acceleration. If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within thirty (30) days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect all amounts owed by the Borrower and any Guarantor under the Loan Documents by exercising all rights and remedies provided for under this Agreement or otherwise available at law or in equity, including without limitation by filing and diligently pursuing judicial action.

In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by Revolving Credit Lenders holding 51% or more of the Revolving Credit Commitments the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit and associated issuance costs and fees. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

If, within ten (10) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2.        Amendments. Subject to the provisions of this Article VIII the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall:

(a)          Without the consent of each Lender directly affected thereby, extend any Facility Termination Date (except as provided in Section 2.21), or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or the Term Loan A Unused Fee, the Unused Revolver Fee or Facility Fee, reduce the Applicable Margins or Unused Revolver Fee Percentage or Facility Fee Percentage or modify the underlying interest rate options (or modify any definition herein used in calculating such options which would have the effect of modifying such options) or extend the time of payment of any such principal, interest or fees;

(b)          Without the consent of each Lender, release any Subsidiary Guarantor from the Subsidiary Guaranty, except as expressly provided for herein;

(c)          Without the consent of each Lender directly affected thereby, reduce or increase the percentage specified in the definition of Required Lenders;

(d)          Without the consent of each Lender, increase the Aggregate Commitment beyond $700,000,000 provided that no Lender’s Commitment can be increased without the consent of such Lender;

(e)          Without the consent of each Lender directly affected thereby, amend the definitions of Commitment or Percentage;

(f)           Without the consent of each Lender, permit the Borrower to assign its rights under this Agreement;

(g)          Without the consent of each Lender directly affected thereby, amend Sections 8.1, 8.2, or 11.2; or

(h)          Without the consent of each Lender directly affected thereby, waive any Default under Section 7.1.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower (on behalf of all Loan Parties) as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loan A Commitments and/or Term Loan B Commitments incurred pursuant to Section 2.23, and such technical amendments as may be necessary in the reasonable opinion of Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section and other applicable provisions of this Agreement.

8.3.        Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX.

GENERAL PROVISIONS

9.1.        Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

9.2.        Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.        [Intentionally Deleted].

9.4.        Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5.        Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6.        Several Obligations; Benefits of the Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. The Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to the Agreement and their respective successors and assigns.

9.7.        Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any reasonable and documented out-of-pocket costs and expenses (but, in the case of third-party consultants, limited to reasonable fees for consultants engaged, unless an Unmatured Default or Default exists at the time of such engagement, with the consent of the Borrower (such consent not to be unreasonably conditioned, withheld or delayed) and in the case of counsel to the Administrative Agent, limited to reasonable fees and expenses for one external counsel for the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment or modification of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent for any reasonable and documented out-of-pocket costs and expenses (but, in the case of counsel, limited to reasonable fees and expenses for one external counsel for the Administrative Agent and the Lenders, taken as a whole, and if reasonably determined by the Administrative Agent to be needed due to differences between the Administrative Agent and the Lenders and arising after a Default or in the event of any actual conflict of interests, one additional counsel for each group of such similarly affected Persons) paid or incurred by the Administrative Agent in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (but, in the case of counsel to such indemnified persons, limited to reasonable and documented out-of-pocket fees, and expenses for one external counsel to such indemnified parties (and if reasonably determined by the Administrative Agent to be needed due to differences between the Administrative Agent and the Lenders and arising after a Default or in the event of any actual conflict of interests among the indemnified parties, one additional counsel for each group of such similarly affected Persons), and all other reasonable and documented out-of-pocket expenses of litigation or preparation therefor whether or not the Administrative Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise (a) out of the gross negligence or willful misconduct of the party seeking indemnification therefor or of any Affiliate of such party or (b) from claims of an indemnified party against any Affiliate of such indemnified party or (c) from internal disputes among the Administrative Agent and the Lenders. To the extent permitted by applicable law, (x) the Borrower shall not assert, and hereby waives, any claim against any of the foregoing indemnified parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof, provided that the foregoing shall not apply to any claims brought by any other third party and (y) the Administrative Agent and the Lenders shall not assert, and hereby waive, any claim against any of the Borrower and any other Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Facility Letter of Credit or the use of the proceeds thereof, provided that the foregoing shall not apply to any claims brought by any other third party. The obligations of the Borrower to the Administrative Agent and the Lenders under this Section shall survive the termination of this Agreement.

9.8.        Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9.        Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease under GAAP as of the Agreement Effective Date and any similar lease entered into after the Agreement Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capitalized Lease Obligations.

9.10.      Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11.      No Advisory or Fiduciary Responsibility. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party, or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty to the Borrower or any other Loan Party in connection with any aspect of any transaction contemplated hereby. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

9.12.      Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

9.13.      Consent to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT FOR NORTHERN DISTRICT OF ILLINOIS OR STATE COURT LOCATED IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

9.14.      Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

9.15.      Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-in Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE X.

THE ADMINISTRATIVE AGENT

10.1.      Appointment. KeyBank National Association is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.      Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided for in this Agreement and/or the other Loan Documents to be taken by the Administrative Agent.

10.3.      General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

10.4.      No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made by anyone other than the Administrative Agent or one of its Affiliates in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith with respect to anyone other than the Administrative Agent or one of its Affiliates; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower or any Guarantor.

10.5.      Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, other than liability, cost or expense that arises from the Administrative Agent’s gross negligence or willful misconduct.

10.6.      Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7.      Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8.      Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for those amounts which are specifically reimbursable by Borrower under this Agreement and the other Loan Documents, to the extent not so reimbursed by Borrower, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents pursuant to the Administrative Agent’s obligations hereunder which are not specifically reimbursable by Borrower under this Agreement or any other Loan Document, to the extent not actually reimbursed by Borrower, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.      Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.10.   Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Loan Documents.

10.11.   Successor Administrative Agent. Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Facility so long as KeyBank continues to be a Lender. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent. If the Administrative Agent has been grossly negligent in the performance of its obligations hereunder, the Administrative Agent may be removed at any time by written notice received by the Administrative Agent from other Lenders holding in the aggregate at least two-thirds of that portion of the Aggregate Commitment not held by the Administrative Agent or its Affiliates, such removal to be effective on the date specified by such other Lenders. Upon any such resignation or removal, such other Lenders shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent which appointment shall, provided no Default or Unmatured Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its Affiliates that are Qualified Institutions as a successor Agent). If no successor Administrative Agent shall have been so appointed by such other Lenders within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000 (a “Qualified Institution”). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents arising after the date of such discharge. Notwithstanding anything herein to the contrary, at all times prior to the Borrower’s receipt of written notice of the acceptance of such appointment by a successor Administrative Agent, the Borrower may rely in all respects upon all actions taken and consents issued by the prior Administrative Agent. After the effectiveness of the resignation or removal of an Administrative Agent, those rights and liabilities of the Administrative Agent under this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.12.   Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent in writing of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such written notice that a Default or Unmatured Default has occurred, the Administrative Agent shall promptly notify each of the Lenders of such fact.

10.13.   Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Business Days (or by such earlier date as is conspicuously noted in such request if the Administrative Agent has made a reasonable determination that the Borrower has a legitimate business reason for seeking such consent or approval on an expedited basis) after such written request from the Administrative Agent. If the Lender does not so respond to a request with a ten (10) Business Day response time, that Lender shall be deemed to have approved the request. If the Lender does not so respond to a request with less than a ten (10) Business Day response time, that Lender shall be deemed to have denied the request.

10.14.   Defaulting Lenders. At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender, except that (i) the amount of the Commitment of the Defaulting Lender may not be increased and (ii) the Facility Termination Date (as to such Defaulting Lender’s Loans and Commitment only) may not be extended other than as expressly provided under Section 2.21, without its consent. If a Defaulting Lender has failed to fund its pro rata share of any Advance and until such time as such Defaulting Lender subsequently funds its pro rata share of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its pro rata share (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section). All amounts paid by the Borrower or the Guarantors and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective pro rata shares (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full provided, however, in no event will any such distribution to the other Lenders give rise to any liability of the Borrower to the Defaulting Lender. After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by the Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 10.14. This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement. The provisions of this section shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of the Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders or all Lenders.

Notwithstanding the foregoing, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Article XI shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth (so long as no Default or Unmatured Default exists), to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s (x) potential future funding obligations with respect to Loans under this Agreement and (y) potential future funding obligations to purchase participations in Facility Letter of Credit Obligations, in accordance with Section 2A.6; fifth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

10.15.   Additional Agents. Any additional Agents designated on the cover of the Agreement shall not have any rights or obligations under the Loan Documents as a result of such designation or of any actions undertaken in such capacity, such parties having only those rights or obligations arising hereunder in their capacities as a Lender.

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1.      Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower or such Subsidiary Guarantor, as the case may be, may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due, provided however that any such offset and application shall only be made after such Lender has obtained the prior written approval of the Administrative Agent, which approval shall not be unreasonably withheld.

11.2.      Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments of Swingline Loans and payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.      Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to the Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under the Agreement and any Note to a Federal Reserve Bank or any other central bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under the Agreement and any Note to its trustee in support of its obligations to its trustee, provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent and Borrower may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent and Borrower may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.      Participations.

(1)          Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. In no event shall the Borrower be required to incur any costs or expenses to effect any such sales to Participants.

(2)          Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than those amendments, modifications or waivers with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all the Lenders pursuant to the terms of clauses (a), (b) or (e) of Section 8.2 hereof.

(3)          Benefit of Setoff. Each Lender shall retain the right of setoff provided in Section 11.1 and shall not be permitted to share such right with any Participant.

12.3.      Assignments.

(a)          Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any other Lender or to any Affiliate of such Lender or of any other Lender without the prior approval of the Borrower, or to one or more other entities, with the prior approval of the Borrower, which approval of the Borrower (i) shall not be unreasonably withheld or delayed and shall be deemed given if not withheld within five (5) Business Days after written request for such approval from the Administrative Agent and (ii) shall not be required if a Default or Unmatured Default has occurred and is then continuing (such permitted assignees hereinafter referred to as “Purchasers”), all or any portion of its rights and obligations under the Loan Documents provided that any assignment of only a portion of such rights and obligations shall be in an amount not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof (it being understood and agreed that no Lender may hold an unparticipated interest of less than $5,000,000 unless such Lender’s interest has been reduced to zero). Such assignment shall be substantially in the form of Exhibit B hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof or an entity that manages a Lender. Such consent shall not be unreasonably withheld or delayed.

(b)          Effect; Effective Date. Upon (i) delivery to the Administrative Agent and Borrower of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit B hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(a), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender (other than a transferor Lender transferring to an Affiliate of such Lender unless such Affiliate is a Qualified Institution) shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(b), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment. In no event shall the Borrower be required to incur any costs or expenses to effect any such assignments.

12.4.      Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject in each case to the confidentiality provisions of Section 12.6.

12.5.      Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

12.6.      Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and advisors, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or Lender requested to make such disclosure promptly informs the Borrower of such request if lawfully permitted to do so, so that the Borrower may have an opportunity to object and/or seek an appropriate protective order at the Borrower’s sole cost and expense, and provided further that the Borrower agrees that in no event shall any such notification be required in respect of any disclosure to bank regulatory authorities having jurisdiction over any Lender, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or the enforcement of rights under the Loan Documents, (f) subject to receipt of a written agreement from such Person containing provisions substantially the same as those of this Section, to any Transferee or prospective Transferee of any of its rights or obligations under this Agreement, (g) with the written consent of Borrower, (h) to any member of the Consolidated Group, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower, which source is not bound by a contractual or other obligation of confidentiality to any Person. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is posted by the Borrower to a website as provided for in Section 6.1 or is otherwise available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

ARTICLE XIII.

NOTICES

13.1.      Giving Notice. All notices, requests or demands to be given under this Agreement from any party to the others (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be given by personal delivery, or by overnight courier service for next Business Day delivery at the other parties’ addresses as shown below such parties’ signatures on the signature pages hereto, or by telecopy transmission at the other parties’ facsimile telephone numbers shown there, or by email at the other parties’ email addresses shown there. Notices given by personal delivery (i.e. by the sending party or a messenger) shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with the overnight courier service. Notices given by telecopy or email transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. (sending party’s local time) on a Business Day, otherwise such delivery shall be deemed to occur on the next succeeding Business Day. If a party’s office address is a business, the receipt or the refusal to accept personal or courier service delivery by a receptionist or by any person in an employ of such party, shall be deemed actual receipt by the party of Notices and rejected or refused delivery shall constitute valid delivery. Notices may be issued by an attorney for a party and in such case such Notices shall be deemed given by such party. A party’s address for Notice may be changed from time to time by Notice given to the other party in the manner herein provided for giving notice. Extra copies of Notices are for informational purposes only, and a failure to give or receive extra copies of any Notice shall not be deemed a failure to give notice, and shall in no way adversely affect the effectiveness of such Notice given to the addressee party.

ARTICLE XIV.

PATRIOT ACT; BENEFICIAL OWNERSHIP REGULATION

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower agrees to cooperate with each Lender and provide true, accurate and complete information reasonably requested by such Lender and necessary for such Lender to comply with the Act and Beneficial Ownership Regulation, including a Beneficial Ownership Certification or an updated Beneficial Ownership Certification.

ARTICLE XV.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and counterparts of the Agreement have been circulated to all such parties or posted on a website to which all such parties have access.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

INLAND REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:	/s/ Catherine L. Lynch
Name:	Catherine L. Lynch
Title:	CFO

Inland Real Estate Income Trust, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Phone: 630-218-4903 Facsimile: 630-645-2082 Attention: Chief Financial Officer Email: lynch@inland-investments.com

AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF INLAND REAL ESTATE INCOME TRUST, INC.

KEYBANK NATIONAL ASSOCIATION, Individually and as Administrative Agent

By:	/s/ Nathan Weyer
Print Name:	Nathan Weyer
Title:	Vice President

KeyBank National Association 1200 Abernathy Road NE Suite 1550 Atlanta, GA 30328 Phone: 770-510-2130 Facsimile: 770-510-2195 Attention: Nathan Weyer Email: nathan.weyer@keybank.com

AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF KEYBANK NATIONAL ASSOCIATION

PNC Bank, National Association

By:	/s/ Joel Dalson
Print Name:	Joel Dalson
Title:	Senior Vice President

PNC Bank, National Association One North Franklin Street Suite 2150 Chicago, IL 60606 Phone: 312-338-2226 Facsimile: 312-384-4623 Attention: Joel Dalson

AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF pnc bANK, NATIONAL ASSOCIATION

Bank of America, N.A.

By:	/s/ J. Patrick Doyle
Print Name:	J. Patrick Doyle
Title:	Senior Vice President

Bank of America, N.A. 135 S. LaSalle Street Chicago, IL 60603-4157 Phone: 312-992-5398 Facsimile: 312-453-3563 Attention: J. Patrick Doyle Email: john.p.doyle@baml.com

AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF BANK OF AMERICA, N.A.

FIFTH THIRD BANK, an Ohio banking corporation

By:	/s/ Michael Glandt
Print Name:	Michael Glandt
Title:	Vice President

Fifth Third Bank Institutional Real Estate 222 South Riverside, 33rd Floor Chicago, IL 60606 Phone: (312) 704-5914 Facsimile: (312) 704-7364 Attention: Michael Glandt Email: Michael.Glandt@53.com

AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF fifth third bank

SANTANDER BANK, N.A.

By:	/s/ Deanese L. Dufresrce
Print Name:	Deanese L. Dufresrce
Title:	Vice President, Credit Officer

Santander Bank, N.A. One Financial Plaza Rl1 - TWR - 03 - 10 Providence, RI 02903 Phone: 401-752-1003/401-752-1131 Facsimile: 484-338-2831 Attention: James F. St. Thomas Email: jstthoma@santander.us

AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF SANTANDER BANK, N.A.

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/ Mitchell Vega
Print Name:	Mitchell Vega
Title:	Vice President

Associated Bank, National Association 525 W. Monroe, 24th Floor Chicago, IL 60661 Phone: 312-544-4621 Facsimile: 312-544-4667 Attention: Mitchell Vega Email: mitchell.vega@associatedbank.com

AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF ASSOCIATED BANK, NATIONAL ASSOCIATION

BARCLAYS BANK PLC

By:	/s/ Craig Malloy
Print Name:	Craig Malloy
Title:	Director

Barclays Bank PLC 745 7th Avenue, 8th Floor New York, NY 10019 Phone: 212-526-7375 Facsimile: 212-526-5115 Attention: Philip Naber Email: philip.naber@barclays.com

AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF barclays bank plc

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:	/s/ Jean M. Brennan
Print Name:	Jean M. Brennan
Title:	Sr. Vice President

First Tennessee Bank National Association 701 Market St. Chattanooga, TN 37402 Phone: 423-757-4317 Facsimile: 901-579-3428 Attention: Jean M. Brennan Email: jmbrennan@ftb.com

AMENDED AND RESTATED CREDIT AGREEMENT

SIGNATURE PAGE OF FIRST TENNESSEE BANK NATIONAL ASSOCIATION

SCHEDULE 1.1

REVOLVING CREDIT COMMITMENT

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage
KeyBank National Association 1200 Abernathy Road NE Suite 1550 Atlanta, GA 30328	$33,488,372.00	16.744186000000%
PNC Bank, National Association One North Franklin Street Suite 2150 Chicago, IL 60606	$33,488,372.00	16.744186000000%
Bank of America, N.A. 135 S. LaSalle Street Chicago, IL 60603-4157	$33,488,372.00	16.744186000000%
Fifth Third Bank Institutional Real Estate 222 South Riverside, 33rd Floor Chicago, IL 60606	$26,511,628.00	13.255814000000%
Santander Bank, N.A. One Financial Plaza Rl1 - TWR - 03 - 10 Providence, RI 02903	$26,511,628.00	13.255814000000%
Associated Bank, National Association 525 W. Monroe, 24th Floor Chicago, IL 60661	$15,348,837.00	7.674418500000%
Barclays Bank PLC 745 7th Avenue, 8th Floor New York, NY 10019	$20,000,000.00	10.000000000000%
First Tennessee Bank National Association 701 Market St. Chattanooga, TN 37402	$11,162,791.00	5.581395500000%

Schedule 1.1-1

TERM LOAN A COMMITMENT

Name and Address	Term Loan A Commitment	Term Loan A Commitment Percentage
KeyBank National Association 1200 Abernathy Road NE Suite 1550 Atlanta, GA 30328	$26,511,628.00	17.674418666667%
PNC Bank, National Association One North Franklin Street Suite 2150 Chicago, IL 60606	$26,511,628.00	17.674418666667%
Bank of America, N.A. 135 S. LaSalle Street Chicago, IL 60603-4157	$26,511,628.00	17.674418666667%
Fifth Third Bank Institutional Real Estate 222 South Riverside, 33rd Floor Chicago, IL 60606	$20,988,372.00	13.992248000000%
Santander Bank, N.A. One Financial Plaza Rl1 - TWR - 03 - 10 Providence, RI 02903	$20,988,372.00	13.992248000000%
Associated Bank, National Association 525 W. Monroe, 24th Floor Chicago, IL 60661	$12,151,163.00	7.8.100775333333%
Barclays Bank PLC 745 7th Avenue, 8th Floor New York, NY 10019	$7,500,000.00	5.000000000000%
First Tennessee Bank National Association 701 Market St. Chattanooga, TN 37402	$8,837,209.00	5.891472666667%

Schedule 1.1-2

TERM LOAN B COMMITMENT

Name and Address	Term Loan B Commitment	Term Loan B Commitment Percentage
None	$0.00	0.0000000000%

Schedule 1.1-3

EXHIBIT A

COMPLIANCE CERTIFICATE

KeyBank National Association, as Administrative Agent

127 Public Square

Cleveland, Ohio 44114

Re:

Amended and Restated Credit Agreement dated as of August 1, 2018 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) among INLAND REAL ESTATE INCOME TRUST, INC.(the “Borrower”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and the other lenders parties thereto from time to time (“Lenders”).

Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, Borrower hereby certifies to the Lenders that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal period covered by the financial statements being delivered to the Lenders pursuant to the Agreement together with this Certificate.

The Borrower hereby further certifies to the Lenders that:

1.       Compliance with Financial Covenants. Schedule A attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement.

2.       Review of Condition. The Borrower has reviewed the terms of the Agreement, including, but not limited to, the covenants of the Borrower set forth in the Agreement, and has made, or caused to be made under its supervision, a review in reasonable detail of the transactions and condition of the Borrower through the applicable reporting period.

3.       Covenants. To the Borrower’s actual knowledge, during the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule B hereto.

4.       No Default. To the Borrower’s actual knowledge, no Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule B hereto.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned, in his or her capacity as an Authorized Officer of the Borrower and not in any personal capacity, this ___ day of _____________, 20__.

INLAND REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:
Name:
Title:

SCHEDULE A TO COMPLIANCE CERTIFICATE

COMPLIANCE CALCULATION METHOD

SCHEDULE B TO COMPLIANCE CERTIFICATE

EXCEPTIONS, IF ANY

EXHIBIT B

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between _________________________ (the “Assignor”) and _________________________ (the “Assignee”) is dated as of _____________, 20__. The parties hereto agree as follows:

1.       PRELIMINARY STATEMENT. The Assignor is a party to an Amended and Restated Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.       ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement (including any Letters of Credit, guarantees, and Swingline Loans included in such facilities) such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. The Commitment purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3.       EFFECTIVE DATE. Subject to the two immediately following sentences, the effective date of this Assignment Agreement (the “Effective Date”) shall be the date specified by the Administrative Agent in Item 5 of Schedule 1. Such Notice of Assignment must include the consent of the Administrative Agent and the Borrower to the extent required by Section 12.3(a) of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Section 4 hereof are not made on the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4.       PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Loans assigned to the Assignee hereunder which is outstanding on the Effective Date. The Assignee will promptly remit to the Assignor (i) the portion of any principal payments assigned hereunder and received from the Administrative Agent and (ii) any amounts of interest on Loans and fees received from the Administrative Agent to the extent either (i) or (ii) relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date and have not been previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.       REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants: (a) that it is the legal and beneficial owner of the interest being assigned by it hereunder, (b) that such interest is free and clear of any adverse claim created by the Assignor, (c) that it has all necessary right and authority to enter into this Assignment Agreement, (d) that the Credit Agreement has not been modified or amended except as described in Item 1 of Schedule 1, (e) that the Assignor is not in default under the Credit Agreement, and (f) that, to the best of Assignor’s knowledge, the Borrower is not in default under the Credit Agreement. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents (if any) granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

6.       REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, and (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to this Assignment Agreement.

7.       INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed by Assignee under this Assignment Agreement on and after the Effective Date. The Assignor agrees to indemnify and hold the Assignee harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignee in connection with or arising in any manner from the Assignor’s non-performance of the obligations assigned to Assignee under this Assignment Agreement prior to the Effective Date.

8.       SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3(a) of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4 and 7 hereof.

9.       REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

10.       ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

11.       GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

12.       NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to this Assignment Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR: [______________________________]

By:
Name:
Title:

ASSIGNEE: [______________________________]

By:
Name:
Title:

Attachment to ASSIGNMENT AGREEMENT

Attach Assignor’s Administrative Information Sheet, which must include payment instructions and notice address for the Assignor and the Assignee.

SCHEDULE 1
to Assignment Agreement

1.	Description and Date: Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of August 1, 2018, [describe amendments, if any] among Inland Real Estate Income Trust, Inc., as “Borrower” and KeyBank National Association as “Administrative Agent” and the Several Lenders From Time to Time Parties Thereto, as Lenders.
2.	Date of Assignment Agreement: _____________, 20__.
3.	Amounts (As of Date of Item 2 above):

a.       Revolving Credit Commitment of Assignor

under Credit Agreement. $___,000,000

b.       Assignee’s Percentage of

Revolving Credit Commitment of Assignor

Purchased under this Assignment Agreement.** __________%

c. Assignee’s Revolving Credit Commitment.

Purchased under this Assignment Agreement. $___,000,000

d.       Term Loan A Commitment of Assignor

under Credit Agreement. $___,000,000

e.       Assignee’s Percentage of

Term Loan A Commitment of Assignor

Purchased under this Assignment Agreement.** __________%

f.       Assignee’s Term Loan A Credit Commitment

Purchased under this Assignment Agreement. $___,000,000

g.       Term Loan B Commitment of Assignor

under Credit Agreement. $___,000,000

h.       Assignee’s Percentage of

Term Loan B Commitment of Assignor

Purchased under this Assignment Agreement.** __________%

i.       Assignee’s Term Loan B Credit Commitment

Purchased under this Assignment Agreement. $___,000,000

4.      Total Amount of Assignor’s Aggregate Commitment Purchased under this Assignment

         Agreement. $

5.      Effective Date: _____________, 20__1

** Percentage taken to 10 decimal places.

Accepted and Agreed:2

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[Accepted and Agreed: INLAND REAL ESTATE INCOME TRUST, INC., as Borrower

By:
Title:	][3]

______________

(1) To be inserted by Administrative Agent, and which shall be the effective date of recordation, of transfer in the Administrative Agent’s Record therefor.

(2) Include if Administrative Agent’s consent is required to assignment.

(3) Include if Borrower’s consent is required to assignment.

EXHIBIT “I”

to Assignment Agreement

NOTICE OF ASSIGNMENT

______________, 20__

To:       KeyBank National Association

127 Public Square

Cleveland, Ohio 44114

Attention: Real Estate Capital

BORROWER:

Inland Real Estate Income Trust, Inc.

2901 Butterfield Road

Oak Brook, IL 60523

Attention: Chief Financial Officer

From:  [NAME OF ASSIGNOR] (the “Assignor”)

[NAME OF ASSIGNEE] (the “Assignee”)

1.       We refer to that Amended and Restated Credit Agreement (the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.       This Notice of Assignment (this “Notice”) is given and delivered to the Administrative Agent pursuant to Section 12.3(b) of the Credit Agreement.

3.       The Assignor and the Assignee have entered into an Assignment Agreement, dated as of ___________, 20__ (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement. The Effective Date of the Assignment shall be the date specified in Item 5 of Schedule 1, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4.       The Assignor and the Assignee hereby give to the Administrative Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Administrative Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment will become effective on such date pursuant to Section 3 hereof. The Assignor shall notify the Administrative Agent if the Assignment does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the satisfaction of the conditions precedent.

5.       If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Administrative Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

6.       The Assignee advises the Administrative Agent that notice and payment instructions are set forth in the attachment to the Assignment.

7.       The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.

8.       The Assignee authorizes the Administrative Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Administrative Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR	NAME OF ASSIGNEE

By:	By:

Title:	Title:

ACKNOWLEDGED AND, IF REQUIRED BY THE CREDIT AGREEMENT,

CONSENTED TO BY KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

IF REQUIRED BY THE CREDIT AGREEMENT, CONSENTED TO BY INLAND REAL ESTATE INCOME TRUST, INC., as Borrower

By:
Title:

[Attach photocopy of Schedule 1 to Assignment]

EXHIBIT C-1

LIST OF INITIAL SUBSIDIARY GUARANTORS

1.	IREIT Newington Fair, L.L.C., a Delaware limited liability company (“Newington”)
2.	IREIT Layton Pointe, L.L.C., a Delaware limited liability company (“Layton”)
3.	IREIT Ocean Isle Beach Landing, L.L.C., a Delaware limited liability company (“Ocean Isle”)
4.	IREIT Stevens Point Pinecrest, L.L.C., a Delaware limited liability company (“Stevens Point”)
5.	IREIT Lake St. Louis Hawk Ridge, L.L.C., a Delaware limited liability company (“Lake St.”)
6.	RE Income Omaha Whispering Ridge, L.L.C., a Delaware limited liability company (“Omaha”)
7.	IREIT West Valley City Lake Park, L.L.C., a Delaware limited liability company (“West Valley”)
8.	IREIT Nampa Treasure Valley, L.L.C., a Delaware limited liability company (“Nampa”)
9.	IREIT Pleasant Prairie Plaza, L.L.C., a Delaware limited liability company (“Pleasant Prairie Plaza”)
10.	IREIT Frisco Marketplace, L.L.C., a Delaware limited liability company (“Frisco”)
11.	IREIT Yorkville Marketplace, L.L.C., a Delaware limited liability company (“Yorkville”)
12.	IREIT Lawrence Iowa Street, L.L.C., a Delaware limited liability company (“Lawrence”)
13.	IREIT Turlock Blossom Valley, L.L.C., a Delaware limited liability company (“Turlock”)
14.	IREIT South Jordan Oquirrh Mountain, L.L.C., a Delaware limited liability company (“South Jordan”)
15.	IREIT Branson Hills Plaza - T, L.L.C., a Delaware limited liability company (“Branson Hills Plaza”)

C-1-1

EXHIBIT C-2

LIST OF SPECIFIED SUBSIDIARIES

1.	IREIT Olive Branch Wedgewood, L.L.C., a Delaware limited liability company (“Olive Branch”)
2.	IREIT Little Rock Park Avenue, L.L.C., a Delaware limited liability company (“Little Rock Park Avenue”)
3.	IREIT Coral Springs North Hills, L.L.C., a Delaware limited liability company (“Coral Springs”)
4.	IREIT Mansfield Pointe, L.L.C., a Delaware limited liability company (“Mansfield”)
5.	IREIT Little Rock Midtowne, L.L.C., a Delaware limited liability company (“Little Rock Midtowne”)
6.	IREIT Lynchburg Lakeside, L.L.C., a Delaware limited liability company (“Lynchburg”)
7.	IREIT Flowood Dogwood, L.L.C., a Delaware limited liability company (“Flowood”)
8.	IREIT West Bend Main, L.L.C., a Delaware limited liability company (“West Bend”)
9.	IREIT Pleasant Prairie Ridge, L.L.C., a Delaware limited liability company (“Pleasant Prairie”)
10.	IREIT Shoppes at Branson Hills - K, L.L.C., a Delaware limited liability company (“Branson Hills - K”)
11.	IREIT Neenah Fox Point, L.L.C., a Delaware limited liability company (“Neenah Fox”)
12.	IREIT Branson Hills, L.L.C., a Delaware limited liability company (“Branson Hills”)
13.	IREIT Wilson Marketplace, L.L.C., a Delaware limited liability company (“Wilson”)

C-2-1

EXHIBIT D

SUBSIDIARY GUARANTY

This Subsidiary Guaranty (the “Subsidiary Guaranty”) is made as of August 1, 2018 by the parties identified in the signature pages hereto, and any Joinder to Subsidiary Guaranty hereafter delivered (collectively, the “Subsidiary Guarantors”), to and for the benefit of KeyBank National Association (“KeyBank”) as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).

RECITALS

A.       Inland Real Estate Income Trust, Inc., a corporation organized under the laws of the State of Maryland (“Borrower”), and Subsidiary Guarantors have requested that the Lenders make a credit facility available to Borrower in an aggregate principal amount of up to $350,000,000, subject to possible future increase to an aggregate of up to $700,000,000 (the “Facility”).

B.       The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in an Amended and Restated Credit Agreement of even date herewith among Borrower, KeyBank, as Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

C.       To the extent required by the Credit Agreement, Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Commitment and promissory notes in the principal amount, if any, of each Lender’s Loan as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).

D.       Subsidiary Guarantors are subsidiaries of Borrower. Subsidiary Guarantors acknowledge that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Subsidiary Guarantors by making funds available to Subsidiary Guarantors through Borrower and by enhancing the financial strength of the consolidated group of which Subsidiary Guarantors and Borrower are members. The execution and delivery of this Subsidiary Guaranty by Subsidiary Guarantors are conditions precedent to the performance by the Lenders of their obligations under the Credit Agreement.

AGREEMENTS

NOW, THEREFORE, Subsidiary Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:

1.       Subsidiary Guarantors, jointly and severally, absolutely, unconditionally, and irrevocably guaranty to each of the Lenders and shall be surety for:

(a)       the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents;

(b)       the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and

(c)       the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents.

All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.” Notwithstanding the foregoing, Subsidiary Guarantors and Lenders agree that each Subsidiary Guarantor’s obligations hereunder shall not exceed the greater of: (i) the aggregate amount of all monies received, directly or indirectly, by such Subsidiary Guarantor from Borrower after the date hereof (whether by loan, capital infusion or other means), and (ii) the maximum amount of the Facility Indebtedness not subject to avoidance under Title 11 of the United States Code, as same may be amended from time to time, or any applicable state law (the “Bankruptcy Code”). To that end, to the extent such obligations would otherwise be subject to avoidance under the Bankruptcy Code if Subsidiary Guarantors are not deemed to have received valuable consideration, fair value or reasonably equivalent value for its obligations hereunder, each Subsidiary Guarantor’s obligations hereunder shall be reduced to that amount which, after giving effect thereto, would not render such Subsidiary Guarantor insolvent, or leave such Subsidiary Guarantor with an unreasonably small capital to conduct its business, or cause such Subsidiary Guarantor to have incurred debts (or intended to have incurred debts) beyond its ability to pay such debts as they mature, as such terms are determined, and at the time such obligations are deemed to have been incurred, under the Bankruptcy Code. In the event a Subsidiary Guarantor shall make any payment or payments under this Subsidiary Guaranty, each other Subsidiary Guarantor of the Facility Indebtedness shall contribute to such Subsidiary

Guarantor an amount equal to such non-paying Subsidiary Guarantor’s pro rata share (based on their respective maximum liabilities hereunder) of such payment or payments made by such Subsidiary Guarantor, provided that such contribution right shall be subordinate and junior in right of payment to the payment in full of the Facility Indebtedness (other than with respect to (x) Letters of Credit that have been back-stopped or cash collateralized in accordance with Section 2A.2 of the Credit Agreement and (y) contingent obligations under indemnification and expense reimbursement provisions as to which no claim is pending) to Lenders.

2.       In the event of any Default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Subsidiary Guarantors agree, on demand by the Administrative Agent or the holder of a Note, to pay all the Facility Indebtedness and to perform all the Obligations (in each case, other than with respect to (x) Letters of Credit that have been back-stopped or cash collateralized in accordance with Section 2A.2 of the Credit Agreement and (y) contingent obligations under indemnification and expense reimbursement provisions as to which no claim is pending) as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents.

3.       Subsidiary Guarantors do hereby waive (i) notice of acceptance of this Subsidiary Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Subsidiary Guarantors may have against Borrower or which Subsidiary Guarantors or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Subsidiary Guarantors with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Subsidiary Guarantors of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Subsidiary Guarantors are fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations and (vi) any defense which Subsidiary Guarantors may have against the Administrative Agent or the Lenders or the holder of a Note arising from or based in any way upon any invalidity or unenforceability of the Credit Agreement or any other Loan Documents or any provision or provisions therein (other than the defense of payment in full of the Facility

Indebtedness (other than with respect to (x) Letters of Credit that have been back-stopped or cash collateralized in accordance with Section 2A.2 of the Credit Agreement and (y) contingent obligations under indemnification and expense reimbursement provisions as to which no claim is pending)). Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Subsidiary Guarantors, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Subsidiary Guarantors the Lenders’ assessment of the financial condition of Borrower. Subsidiary Guarantors acknowledge that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Subsidiary Guarantors. No modification or waiver of any of the provisions of this Subsidiary Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent, the Lenders (to the extent consent of any such Lender is required pursuant to the Credit Agreement) and the Borrower and the Subsidiary Guarantors.

4.       Subsidiary Guarantors further agree that Subsidiary Guarantors’ liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Subsidiary Guarantors of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Subsidiary Guarantors shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and this Subsidiary Guaranty have been performed (other than with respect to (x) Letters of Credit that have been back-stopped or cash collateralized in accordance with Section 2A.2 of the Credit Agreement and (y) contingent obligations under indemnification and expense reimbursement provisions as to which no claim is pending), notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Subsidiary Guarantors further understand and agree that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Loan Documents, or any thereof, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Subsidiary Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Subsidiary Guarantors’ obligations hereunder.

5.       This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Subsidiary Guarantors agree that their obligations hereunder shall be joint and several with each other and with any and all other guarantees given in connection with the Facility from time to time. Subsidiary Guarantors agree that this Subsidiary Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Subsidiary Guarantors hereby waive the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Subsidiary Guarantors further agree that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Subsidiary Guarantors’ obligations hereunder, it being the purpose and intent of Subsidiary Guarantors that the obligations of such Subsidiary Guarantors hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Subsidiary Guarantors’ obligations under this Subsidiary Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Subsidiary Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of each of the Subsidiary Guarantors pursuant to the preceding sentence shall survive any termination, cancellation, or release (other than any release pursuant to Section 18) of this Subsidiary Guaranty.

6.       This Subsidiary Guaranty shall be assignable by a Lender, as to such Lender’s interest herein, to any assignee of all or a portion of such Lender’s rights under the Loan Documents.

7.       If: (i) this Subsidiary Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Subsidiary Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Subsidiary Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property securing the Facility Indebtedness (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Subsidiary Guarantors shall pay to the Administrative Agent or such Lender upon demand all reasonable and documented out-of-pocket attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other reasonable and documented out-of-pocket costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder, in each case to the extent required by Section 9.7 of the Credit Agreement.

8.       The parties hereto intend that each provision in this Subsidiary Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Subsidiary Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Subsidiary Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Subsidiary Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Subsidiary Guaranty shall continue in full force and effect.

9.       Any indebtedness of Borrower to Subsidiary Guarantors now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Subsidiary Guarantors will not seek, accept, or retain for Subsidiary Guarantors’ own account, any payment from Borrower on account of such subordinated debt at any time when a Default exists under the Credit Agreement or the Loan Documents, and any such payments to Subsidiary Guarantors made while any Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Subsidiary Guarantors in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Subsidiary Guarantors hereunder.

10.       Subsidiary Guarantors hereby subordinate to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Subsidiary Guarantors may have against Borrower arising from a payment made by Subsidiary Guarantors under this Subsidiary Guaranty and agree, until the entire Facility Indebtedness is paid in full (other than with respect to (x) Letters of Credit that have been back-stopped or cash collateralized in accordance with Section 2A.2 of the Credit Agreement and (y) contingent obligations under indemnification and expense reimbursement provisions as to which no claim is pending), not to assert or take advantage of any subrogation rights of Subsidiary Guarantors or the Lenders or any right of Subsidiary Guarantors or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Subsidiary Guarantors seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Subsidiary Guarantors hereunder. It is expressly understood that the agreements of Subsidiary Guarantors set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.

11.       Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.

12.       Subsidiary Guarantors hereby submit to personal jurisdiction in the State of Illinois for the enforcement of this Subsidiary Guaranty and waive any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Subsidiary Guaranty. Subsidiary Guarantors hereby consent to the jurisdiction of either the Illinois Courts located in Chicago, Illinois, or the United States District Court for the Northern District of Illinois, in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Subsidiary Guaranty or any related matter. Subsidiary Guarantors hereby agree that an action, suit, or proceeding to enforce this Subsidiary Guaranty may be brought in such state or federal court in the State of Illinois and hereby waives any objection which Subsidiary Guarantors may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.

13.       All notices and other communications provided to any party hereto under this Subsidiary Guaranty or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:

To Subsidiary Guarantors:

c/o Inland Real Estate Income Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attention: Chief Financial Officer

Phone: (630) 218-4903

Facsimile: (630) 645-2082

To KeyBank as Administrative Agent and as a Lender:

KeyBank National Association

1200 Abernathy Road NE

Suite 1500

Atlanta, Georgia 30368

Attention: Kevin Murray

Telephone: (770) 510-2168

Facsimile: (770) 510-2195

With a copy to:

Dentons US LLP

233 South Wacker Drive

Suite 5900

Chicago, Illinois 60606

Attention: Patrick G. Moran, Esq.

Telephone: (312) 876-8132

Facsimile: (312) 876-7934

If to any other Lender, to its address set forth in the Credit Agreement.

14.       This Subsidiary Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Subsidiary Guarantors and shall inure to the benefit of the Administrative Agent’s and the Lenders’ respective successors and assigns.

15.       This Subsidiary Guaranty shall be construed and enforced under the internal laws of the State of Illinois.

16.       SUBSIDIARY GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS SUBSIDIARY GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS SUBSIDIARY GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

17.       From time to time, additional parties may execute a joinder substantially in the form of Exhibit A hereto, and thereby become a party to this Subsidiary Guaranty. From and after delivery of such joinder, the Subsidiary delivering such joinder shall be a Subsidiary Guarantor, and be bound by all of the terms and provisions of this Subsidiary Guaranty.

18.       (a) From time to time certain Subsidiary Guarantors shall be released from their obligations under this Subsidiary Guaranty by the Administrative Agent upon satisfaction of the conditions to such release established pursuant to Section 2.24(c) of the Credit Agreement. Notwithstanding the foregoing in this clause (a), the Administrative Agent shall not be obligated to release any such Subsidiary from this Subsidiary Guaranty if (i) except as set forth in clause (b) below, such Subsidiary owns any other Unencumbered Properties that are not being so released from such status or (ii) a Default or Unmatured Default has occurred and is then continuing.

(b)       In addition, effective as of the date on which Borrower receives an Investment Grade Rating or any date thereafter on which Borrower maintains such an Investment Grade Rating, Borrower may request, upon not less than five (5) Business Days prior written notice to the Administrative Agent, the release of all Subsidiary Guarantors from this Subsidiary Guaranty, which release shall be effected by the Administrative Agent so long as no Default or Unmatured Default shall have occurred and be then continuing. Notwithstanding the foregoing in this clause (b), if any such Subsidiary Guarantor shall then continue to have outstanding Recourse Indebtedness or Guarantee Obligations to other creditors, the release of such Subsidiary Guarantor from this Subsidiary Guaranty pursuant to this clause (b) shall be deferred until such Subsidiary Guarantor has been released from, or is simultaneously released from, such other Recourse Indebtedness or Guarantee Obligations.

IN WITNESS WHEREOF, Subsidiary Guarantors have delivered this Subsidiary Guaranty as of the date first written above.

[Names of Subsidiary Guarantors]

By:	INLAND REAL ESTATE INCOME TRUST, INC., A Maryland corporation, its sole member

By:
Its:
FEIN:

EXHIBIT A TO SUBSIDIARY GUARANTY

FORM OF JOINDER TO SUBSIDIARY GUARANTY

THIS JOINDER is executed as of ___________, 20__ by the undersigned, each of which hereby agrees as follows:

1.       All capitalized terms used herein and not defined in this Joinder shall have the meanings provided in that certain Subsidiary Guaranty (the “Guaranty”) dated as of August 1, 2018 executed for the benefit of KeyBank National Association, as agent for itself and certain other lenders, with respect to a loan from the Lenders to Inland Real Estate Income Trust, Inc. (“Borrower”).

2.       As required by the Credit Agreement described in the Guaranty, each of the undersigned is executing this Joinder to become a party to the Guaranty.

3.       Each and every term, condition, representation, warranty, and other provision of the Guaranty, by this reference, is incorporated herein as if set forth herein in full and the undersigned agrees to fully and timely perform each and every obligation of a Subsidiary Guarantor under such Guaranty.

[INSERT SUBSIDIARY GUARANTOR SIGNATURE BLOCKS AND FEIN]

FEIN	By:
By:
Its:

EXHIBIT E

[Intentionally Omitted]

E-1

EXHIBIT F

BORROWING NOTICE

Date:

KeyBank National Association

Real Estate Capital

127 Public Square, OH-01-27-0839

Cleveland, OH 44114

Attention: [__________________]

Borrowing Notice

Inland Real Estate Income Trust, Inc. (“Borrower”) hereby requests an Advance pursuant to Section 2.8 of the Amended and Restated Credit Agreement dated as of [_________, 2018](as amended or modified from time to time, the “Credit Agreement”), among Inland Real Estate Income Trust, Inc., the Lenders referenced therein, and you, as an administrative agent for the Lenders.

An Advance is requested to be made in the amount of $__________, to be made on _____________. Such Advance shall be a [Revolving Credit] [Term Loan A][Term Loan B] Advance. Such Advance shall be a [LIBOR Rate] [Floating Rate] Advance. [The applicable Interest Period shall be _____________.]

The proceeds of the requested loan shall be directed to the following account:

Wiring Instructions:

(Bank Name)

(ABA No.)

(Beneficiary)

(Account No. to Credit)

(Notification Requirement)

F-1

In support of this request, Inland Real Estate Income Trust, Inc. hereby represents and warrants to the Administrative Agent and the Lenders that acceptance of the proceeds of such Advance by the Borrower shall be deemed to further represent and warrant that (i) such proceeds shall only be used for the purposes set forth in Section 6.2 of the Credit Agreement and (ii) all requirements of Section 4.2 of the Credit Agreement in connection with such Advance have been satisfied at the time such proceeds are disbursed.

Date:

Inland Real Estate Income Trust, Inc., a Maryland corporation,

By:
Name:
Its:

F-2

EXHIBIT G

APPLICABLE MARGINS

The interest due hereunder with respect to the Advances and the Facility Letter of Credit Fees with respect to Facility Letters of Credit shall vary from time to time and shall be determined by reference to the Type of Advance and the Leverage Ratio in effect as of the last day of the most recent fiscal quarter of the Borrower for which financial results have been reported. Any such change in the Applicable Margin shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a compliance certificate pursuant to Section 6.1(d) with respect to the preceding fiscal quarter of Borrower. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Facility Letter of Credit Fees accrued prior to the date of such change in the Applicable Margin. If any such compliance certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original compliance certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice. The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate in effect from time to time during any Interest Period with respect to Loans shall be determined as follows (the “Leverage Based Pricing Schedule”):

Leverage Ratio	Revolver LIBOR Applicable Margin	Revolver ABR Applicable Margin	Term Loan A LIBOR Applicable Margin	Term Loan A ABR Applicable Margin
< 40%	1.30%	0.30%	1.25%	0.25%
> 40%, < 45%	1.40%	0.40%	1.30%	0.30%
> 45%, < 50%	1.50%	0.50%	1.40%	0.40%
> 50%, < 55%	1.65%	0.65%	1.55%	0.55%
> 55%, < 60%	1.90%	0.90%	1.80%	0.80%
> 60%	2.10%	1.10%	2.05%	1.05%

G-1

Notwithstanding the foregoing, effective as of the date on which Borrower receives an Investment Grade Rating or any date thereafter on which Borrower maintains such an Investment Grade Rating, Borrower may elect, upon not less than five (5) Business Days prior written notice to the Administrative Agent, for the per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate in effect from time to time during any Interest Period with respect to Loans, as well as the Facility Fee due under Section 2.5(b) thereafter to be determined as follows (the “Ratings Based Pricing Schedule”):

Rating	Revolver LIBOR Applicable Margin	Revolver ABR Applicable Margin	Facility Fee Percentage	Term Loan A LIBOR Applicable Margin	Term Loan A ABR Applicable Margin
At least A- or A3	0.825%	0%	0.125%	0.90%	0%
At least BBB+ or Baa1	0.875%	0%	0.150%	0.95%	0%
At least BBB or Baa2	1.00%	0%	0.200%	1.10%	0.10%
At least BBB- or Baa3	1.20%	0.20%	0.250%	1.35%	0.35%
Below BBB- or Baa3	1.55%	0.55%	0.300%	1.75%	0.75%

Any such election by Borrower shall be irrevocable and the Ratings Based Pricing Schedule shall apply throughout the remaining term of the Loan.

G-2

EXHIBIT H-1

LIST OF INITIAL UNENCUMBERED PROPERTIES

Property	Address	City	State	Owner	Formation Jurisdiction
Newington Fair		Newington	CT	IREIT Newington Fair, L.L.C.	Delaware
Harris Plaza		Layton	UT	IREIT Layton Pointe, L.L.C.	Delaware
Ocean Isle		Ocean Isle Beach	NC	IREIT Ocean Isle Beach Landing, L.L.C.	Delaware
Copps Food Center		Stevens Point	WI	IREIT Stevens Point Pinecrest, L.L.C.	Delaware
Shoppes at Lake Park		West Valley	UT	IREIT West Valley City Lake Park, L.L.C.	Delaware
Plaza at Prairie Ridge		Pleasant Prairie	WI	IREIT Pleasant Prairie Plaza, L.L.C.	Delaware
Shops at Hawk Ridge		Lake St. Louis	MO	IREIT Lake St. Louis Hawk Ridge, L.L.C.	Delaware
Whispering Ridge		Omaha	NE	RE Income Omaha Whispering Ridge, L.L.C., f/k/a IREIT Omaha Whispering Ridge, L.L.C.	Delaware
Frisco Marketplace		Frisco	TX	IREIT Frisco Marketplace, L.L.C.	Delaware
Treasure Valley		Nampa	ID	IREIT Nampa Treasure Valley L.L.C.	Delaware
Yorkville Marketplace		Yorkville	IL	IREIT Yorkville Marketplace, L.L.C.	Delaware
2727 Iowa Street		Lawrence	KS	IREIT Lawrence Iowa Street, L.L.C.	Delaware
Blossom Valley		Turlock	CA	IREIT Turlock Blossom Valley L.L.C.	Delaware
Oquirrh Mountain Marketplace		South Jordan	UT	IREIT South Jordan Oquirrh Mountain, L.L.C.	Delaware
Branson Hills Plaza TJ Maxx		Branson	MO	IREIT Branson Hills Plaza - T, L.L.C.	Delaware

H-1-1

EXHIBIT H-2

LIST OF SPECIFIED UNENCUMBERED PROPERTIES

Property	Address	City	State	Owner	Formation Jurisdiction
Wedgewood Commons		Olive Branch	MS	IREIT Olive Branch Wedgewood, L.L.C.	Delaware
Park Avenue		Little Rock	AR	IREIT Little Rock Park Avenue, L.L.C.	Delaware
Park Avenue Garage		Little Rock	AR	IREIT Little Rock Park Avenue, L.L.C.	Delaware
North Hills		Coral Springs	FL	IREIT Coral Springs North Hills, L.L.C.	Delaware
Mansfield Pointe		Mansfield	TX	IREIT Mansfield Pointe, L.L.C.	Delaware
Lakeside Crossing		Lynchburg	VA	IREIT Lynchburg Lakeside, L.L.C.	Delaware
Midtowne		Little Rock	AR	IREIT Little Rock Midtowne, L.L.C.	Delaware
Dogwood Festival		Flowood	MS	IREIT Flowood Dogwood, L.L.C.	Delaware
Pick 'N Save		West Bend	WI	IREIT West Bend Main, L.L.C.	Delaware
Shoppes at Prairie Ridge		Pleasant Prairie	WI	IREIT Pleasant Prairie Ridge, L.L.C.	Delaware
Shoppes at Branson Hills		Branson	MO	IREIT Shoppes at Branson Hills - K, L.L.C.	Delaware
Shoppes at Branson Hills - Kohl's		Branson	MO	IREIT Shoppes at Branson Hills - K, L.L.C.	Delaware
Branson Hills Plaza		Branson	MO	IREIT Branson Hills, L.L.C.	Delaware
Fox Point		Nenah	WI	IREIT Neenah Fox Point, L.L.C.	Delaware
Wilson Marketplace		Wilson	NC	IREIT Wilson Marketplace, L.L.C.	Delaware

H-2-1

EXHIBIT I

FORM OF NOTE

August __, 2018

Inland Real Estate Income Trust, Inc., a corporation organized under the laws of the State of Maryland (the “Borrower”), promises to pay to the order of [______________________] (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement (as the same may be amended or modified, the “Agreement”) hereinafter referred to, in immediately available funds at the main office of KeyBank National Association in Cleveland, Ohio, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date or such earlier date as may be required under the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement, dated as of August ___, 2018 among the Borrower, KeyBank National Association individually and as Administrative Agent, and the other Lenders named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If there is a Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, the Administrative Agent and the Lenders shall be entitled to receive, in each case to the extent set forth in, and otherwise in accordance with, Section 9.7 of the Agreement, reasonable and documented out-of-pocket attorneys’ fees and expenses incurred by the Administrative Agent and the Lenders, taken as a whole, in connection with the exercise of such remedies.

Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

This Note shall be governed and construed under the internal laws of the State of Illinois.

BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

INLAND REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF INLAND REAL ESTATE INCOME TRUST, INC.,

DATED [_________, 2018]

Date	Principal Amount of Loan	Maturity of Interest Period	Maturity Principal Amount Paid	Unpaid Balance

EXHIBIT J

FORM OF AMENDMENT REGARDING INCREASE

This Amendment to the Credit Agreement (this “Amendment”) is made as of ____________, 20__, by and among Inland Real Estate Income Trust, Inc. (the “Borrower”), KeyBank National Association, as “Administrative Agent,” and one or more existing or new “Lenders” shown on the signature pages hereof.

R E C I T A L S

A.       Borrower, Administrative Agent and certain other Lenders have entered into an Amended and Restated Credit Agreement dated as of [________, 2018] (as amended, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

B.       Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with Commitments in an aggregate principal amount of up to $350,000,000. The Borrower and the Administrative Agent on behalf of the Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the Aggregate Commitment to $__________________, and the [Aggregate Revolving Credit Commitment][aggregate Term Loan A Commitment][aggregate Term Loan B Commitment] to $____________________; and (ii) admit [name of new banks] as “Lenders” under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.       The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.

2.       From and after _________, ____ (the “Effective Date”) (i) [name of new banks] shall be considered as “Lenders” under the Credit Agreement and the Loan Documents, and (ii) [name of existing Lenders] shall each be deemed to have increased its [Revolving Credit][Term Loan A][Term Loan B] Commitment to the amount shown next to their respective signatures on the signature pages of this Amendment, each having a [Revolving Credit][Term Loan A][Term Loan B] Commitment in the amount shown next to their respective signatures on the signature pages of this Amendment. The Borrower shall, on or before the Effective Date, execute and deliver to each new Lender a Note to evidence the Loans to be made by such Lender. Each existing Lender shall retain the Note previously issued to it, which does not contain a stated amount, and such Note shall evidence the increased [Revolving Credit][Term Loan A][Term Loan B] Commitment of such existing Lender.

3.       From and after the Effective Date, the Aggregate Commitment shall equal __________ Million Dollars ($___,000,000), and the [Aggregate Revolving Credit Commitment][aggregate Term Loan A Commitment][aggregate Term Loan B Commitment] shall equal $ ___________________.

4.       For purposes of Article XIII of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new banks] shall be as specified below their respective signature(s) on the signature pages of this Amendment.

5.       The Borrower hereby represents and warrants that, as of the Effective Date, (a) there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of such date (except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects, on and as of such earlier date, and (ii) for changes in factual circumstances disclosed in writing to the Administrative Agent and not prohibited under the Credit Agreement) and (b) the Borrower has no actual knowledge of offsets or claims against any of the Lenders.

6.       As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.

7.       This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

INLAND REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:
Name:
Title:

Address: 2901 Butterfield Road Oak Brook, Illinois 60523 Attention: Chief Financial Officer Phone: (630) 218-4903 Facsimile: (630) 645-2082

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

1200 Abernathy Road Suite 1550 Atlanta, GA 30328 Attention: Nathan Weyer Phone: (770) 510-2130 Facsimile: (770) 510-2195

With a copy to:
KeyBank National Association 127 Public Square Cleveland, Ohio 44114 Attention: Michelle Barber Real Estate Capital Client Services Phone: (216) ___-____ Facsimile: (216) ___-____

[NAME OF NEW LENDER-

By:
Print Name:
Title:

[Address of new Lender]
Phone:
Facsimile:
Attention:
Amount of Commitment:

EXHIBIT K

SUBORDINATION AGREEMENT

The undersigned (the “Advisor”) acknowledges that Inland Real Estate Income Trust, Inc. (the “Borrower”) has entered into an Amended and Restated Credit Agreement of even date herewith (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with KeyBank National Association as administrative agent (the “Agent”), and the Lenders described therein, pursuant to which the Lenders have agreed to make a credit facility available to Borrower in an aggregate principal amount of up to $350,000,000, subject to possible future increase to an aggregate of up to $700,000,000. The Advisor has agreed to perform or supply certain services pursuant to that certain Business Management Agreement dated October 18, 2012, between the Borrower and the Advisor (as amended, the “Contract”). The undersigned does hereby acknowledge and agree that the rights of the Advisor under the Contract to receive payments shall be restricted as provided in the first sentence of Section 6.22 of the Credit Agreement, a copy of which is attached hereto as Attachment 1 and that any payments under such Contract in excess of the accrued amounts permitted to be paid as of any date are hereby subordinated to the payment in full of all obligations of the Borrower to the Administrative Agent and Lenders under the Credit Agreement and all related loan documents (other than with respect to (x) Letters of Credit that have been back-stopped or cash collateralized in accordance with Section 2A.2 of the Credit Agreement and (y) contingent obligations under indemnification and expense reimbursement provisions as to which no claim is pending) (the “Obligations”). Any payment received by the Advisor which is subordinated to the Obligations and is not permitted by the terms of this Subordination Agreement shall be held in trust by the Advisor for the benefit of the Lenders and upon demand from the Agent shall be paid to the Agent to be applied to the Obligations.

This Subordination Agreement is given by the Advisor for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Advisor, and the Advisor acknowledges that execution and delivery of this Subordination Agreement by the Advisor is a condition precedent to the performance by the Lenders of their obligations under the Credit Agreement.

EXECUTED as of [_________, 2018].

IREIT Business Manager & Advisor, Inc.

By:
Name:
Title:

K-1

ATTACHMENT 1 TO EXHIBIT K -- SUBORDINATION AGREEMENT

Any fees payable to the Advisor by the Borrower or any other member of the Consolidated Group will be payable no more frequently than quarterly (other than acquisition fees which may be paid on or about the time of the related acquisition), and all such fees shall be subordinated to payment of all Obligations then due and payable to the Administrative Agent or the Lenders as provided in the subordination agreement attached as Exhibit K and shall not be paid unless the Borrower is in compliance with all of its obligations under the Loan Documents at the time of such payment and no Unmatured Default or Default then exists hereunder (it being understood and agreed that during the continuance of any Unmatured Default or Default, such fees may continue to accrue and become payable upon the waiver, termination or cure of such Unmatured Default or Default).

K-2

SCHEDULE 5.6

LITIGATION

(See Section 5.6)

None.

Schedule 5.6-1

SCHEDULE 5.7

SUBSIDIARIES OF BORROWER

Name of Subsidiary	State of Organization	Percentage owned by Borrower or other Subsidiaries
IREIT Athens Eastside, L.L.C.	Delaware	100%
IREIT Branson Hills, L.L.C.	Delaware	100%
IREIT Branson Hills Plaza – T, L.L.C.	Delaware	100%
IREIT Brooks DG, L.L.C.	Delaware	100%
IREIT Conyers Heritage, L.L.C.	Delaware	100%
IREIT Coral Springs North Hills, L.L.C.	Delaware	100%
IREIT Daleville DG, L.L.C.	Delaware	100%
IREIT DG SPE II Member, L.L.C.	Delaware	100%
IREIT DG SPE Member, L.L.C.	Delaware	100%
IREIT East Brewton DG, L.L.C.	Delaware	100%
IREIT Flowood Dogwood, L.L.C.	Delaware	100%
IREIT Fresno El Paseo, L.L.C.	Delaware	100%
IREIT Frisco Marketplace, L.L.C.	Delaware	100%
IREIT Frisco Marketplace Outlot, L.L.C.	Delaware	100%
IREIT Harvest Square, L.L.C.	Delaware	100%
IREIT Hot Springs Fairgrounds, L.L.C.	Delaware	100%
IREIT Jacksonville Richlands, L.L.C.	Delaware	100%
IREIT Kansas City Burlington Creek, L.L.C.	Delaware	100%
IREIT Katy Green Tree, L.L.C.	Delaware	100%
IREIT LaGrange Hamilton DG, L.L.C.	Delaware	100%
IREIT LaGrange Wares Cross DG, L.L.C.	Delaware	100%
IREIT Lake St. Louis Hawk Ridge, L.L.C.	Delaware	100%
IREIT Lawrence Iowa Street, L.L.C.	Delaware	100%
IREIT Layton Pointe, L.L.C.	Delaware	100%
IREIT Little Rock Midtowne II, L.L.C.	Delaware	100%
IREIT Little Rock Midtowne, L.L.C.	Delaware	100%
IREIT Little Rock Park Avenue, L.L.C.	Delaware	100%
IREIT Louisville Dixie Valley, L.L.C.	Delaware	100%
IREIT Lynchburg Lakeside, L.L.C.	Delaware	100%
IREIT Madisonville DG, L.L.C.	Delaware	100%
IREIT Mansfield Pointe, L.L.C.	Delaware	100%
IREIT Maryville DG, L.L.C.	Delaware	100%
IREIT Milford Marketplace, L.L.C.	Delaware	100%

Schedule 5.7-1

IREIT Mobile Moffett DG, L.L.C.	Delaware	100%
IREIT MS Mezz TRS, LLC	Delaware	100%
IREIT MS TRS, LLC	Delaware	100%
IREIT Nampa Treasure Valley, L.L.C.	Delaware	100%
IREIT Neenah Fox Point, L.L.C.	Delaware	100%
IREIT Newington Fair, L.L.C.	Delaware	100%
IREIT Newport DG, L.L.C.	Delaware	100%
IREIT Newport News Tech Center, L.L.C.	Delaware	100%
IREIT North Myrtle Beach Coastal North, L.L.C.	Delaware	100%
IREIT Ocean Isle Beach Landing, L.L.C.	Delaware	100%
IREIT Olive Branch Wedgewood, L.L.C.	Delaware	100%
IREIT Papillion Market Pointe, L.L.C.	Delaware	100%
IREIT Pittsburgh Settlers Ridge, L.L.C.	Delaware	100%
IREIT Plaistow Pentucket, L.L.C.	Delaware	100%
IREIT Pleasant Prairie Plaza, L.L.C.	Delaware	100%
IREIT Pleasant Prairie Ridge, L.L.C.	Delaware	100%
IREIT Pleasant Prairie Ridge Outlot, L.L.C.	Delaware	100%
IREIT Prattville Legends, L.L.C.	Delaware	100%
IREIT Robertsdale DG, L.L.C.	Delaware	100%
IREIT Shoppes at Branson Hills – K, L.L.C.	Delaware	100%
IREIT Shreveport Regal Court, L.L.C.	Delaware	100%
IREIT Shrewsbury White City, L.L.C.	Delaware	100%
IREIT South Jordan Oquirrh Mountain, L.L.C.	Delaware	100%
IREIT Stevens Point Pinecrest, L.L.C.	Delaware	100%
IREIT TRS, LLC	Delaware	100%
IREIT Turlock Blossom Valley, L.L.C.	Delaware	100%
IREIT Valley DG, L.L.C.	Delaware	100%
IREIT West Bend Main, L.L.C.	Delaware	100%
IREIT West Valley City Lake Park, L.L.C.	Delaware	100%
IREIT Wetumpka DG, L.L.C.	Delaware	100%
IREIT Wilson Marketplace, L.L.C.	Delaware	100%
IREIT Yorkville Marketplace, L.L.C.	Delaware	100%
RE Income Omaha Whispering Ridge, L.L.C.	Delaware	100%

Schedule 5.7-2

SCHEDULE 5.18

ENVIRONMENTAL MATTERS

(See Section 5.18)

Schedule 5.18-1